Exhibit 10.1

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

Hawaii Renewables, LLC

A Delaware Limited Liability Company

Dated as of October 21, 2025

ARTICLE VII

DISSOLUTION & BUYOUT

Section 7.1	Dissolution Events	33
Section 7.2	Buyout	34
Section 7.3	Distributions on Dissolution	35
Section 7.4	No Withdrawal by Members	35

ARTICLE VIII

INDEMNIFICATION

Section 8.1	Limitations on Liability of Members	36
Section 8.2	Indemnification of Members, Directors and other Eligible Persons	36
Section 8.3	Reliance	37
Section 8.4	Insurance	38
Section 8.5	Indemnification by Members	38

ARTICLE IX

TRANSFERS

Section 9.1	General Restrictions on Transfers	38
Section 9.2	Capability Restriction on Transfers; Change of Control	41
Section 9.3	Lockup Period	42
Section 9.4	Right of First Offer	42
Section 9.5	Tag-Along Rights	43
Section 9.6	Drag-Along	45

ARTICLE X

REMEDIES UNDER THE TRANSACTION DOCUMENTS

Section 10.1	Put Option	46
Section 10.2	Transaction Documents Put Right	47
Section 10.3	Downside Period Liquidated Damages	47
Section 10.4	Force Majeure; Destruction Events	48

ARTICLE XI

CAPITAL PROJECTS

Section 11.1	Capital Project Requests	48
Section 11.2	Participation	49

ARTICLE XII

MISCELLANEOUS

Section 12.1	Entire Agreement	49
Section 12.2	Governing Law; Venue and Jurisdiction	50
Section 12.3	Representations and Warranties	50
Section 12.4	Specific Performance	51
Section 12.5	Notices	51
Section 12.6	Fees, Costs and Expenses	52
Section 12.7	Assignment	52
Section 12.8	Rights Cumulative; Waiver	52
Section 12.9	Severability	53
Section 12.10	Amendment or Restatement	53
Section 12.11	Termination	53
Section 12.12	Confidential Information	53
Section 12.13	HEFA Project Opportunities	54
Section 12.14	Dispute Resolution	55
Section 12.15	Limitations on Liability	57
Section 12.16	Further Assurances	57
Section 12.17	Counterparts	57
Section 12.18	No Third Party Beneficiaries	57
Section 12.19	Time of Essence	57
Section 12.20	Public Announcements; Mutual Efforts	57
Section 12.21	Par Pacific Guarantee	58

EXHIBITS AND SCHEDULES

Exhibit A	Defined Terms
Exhibit B	Distribution Policy
Exhibit C	Designated Par Pacific Persons
Exhibit D	Construction Budget
Exhibit E	Business Plan
Exhibit F	Initial Operating Budget

Schedule A	Register of Members
Schedule B	DHC Project
Annex I	Form of Joinder Agreement

         SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

Hawaii Renewables, LLC

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Hawaii Renewables, LLC, a Delaware limited liability company (the “Company”), dated as of October 21, 2025 (the “Effective Date”), is executed and entered into by and among the Company, Hawaii Renewables Holdings, LLC, a Delaware limited liability company (“Par Pacific”), and Alohi Renewable Energy LLC, a Delaware limited liability company (“Alohi”, and, together with the Company and Par Pacific, the “Parties” and, each, a “Party”).

RECITALS

WHEREAS, the Company was formed pursuant to a Certificate of Formation (the “Certificate of Formation”) filed with and accepted by the Office of the Secretary of State of the State of Delaware on July 25, 2024 (the “Formation Date”) in accordance with the provisions of the Delaware Limited Liability Company Act (as such act may be amended, the “Act”);

WHEREAS, as of the date hereof, Par Pacific is a subsidiary of Par Pacific Holdings, Inc., a Delaware corporation (“Par Pacific Parent”);

WHEREAS, Par Pacific Parent, as the sole member of the Company, entered into that certain Limited Liability Company Agreement of the Company, dated as of July 25, 2024 (the “Prior LLC Agreement”);

WHEREAS, the Company, Par Pacific Parent and Alohi entered into that certain Equity Contribution Agreement, dated as of July 21, 2025 (the “Equity Contribution Agreement”), pursuant to which, in connection with the Closing contemplated by the Equity Contribution Agreement (which such Closing has occurred concurrently with the effectiveness of this Agreement), (i) Par Pacific Parent has, directly or through its Affiliates, contributed certain assets and has committed to contribute, directly or through its Affiliates, certain cash to the Company in exchange for the issuance by the Company to Par Pacific Parent of Units and (ii) Alohi has contributed certain cash to the Company in exchange for the issuance by the Company to Alohi of Units;

WHEREAS, in connection with the Closing and pursuant to the Reorganization, immediately following the issuance of such Units to Par Pacific Parent pursuant to the Equity Contribution Agreement, Par Pacific Parent contributed such Units to Par Pacific pursuant to the Contribution, Assignment, Assumption and Joinder Agreement, dated October 21, 2025, between Par Pacific Parent and Par Pacific (the “Contribution and Joinder Agreement”);

WHEREAS, concurrently herewith, the Company is entering into the Commercial Agreements (together with this Agreement and the Equity Contribution Agreement, the “Transaction Documents”); and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.1    Definitions. Capitalized terms used in this Agreement but not defined in the body hereof shall have the meanings ascribed to them in Exhibit A hereto.

Section 1.2    Construction. Unless the context requires otherwise, (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation”, (c) references to Articles and Sections refer to Articles and Sections of this Agreement, (d) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits and Schedules attached hereto, and not to any particular subdivision unless expressly so limited, (e) references to Exhibits and Schedules are to Exhibits or Schedules attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein, and (f) all references to currency or amounts in dollars shall be references to United States dollars.

ARTICLE II

ORGANIZATION

Section 2.1    Formation; Continuation; Amendment and Restatement. The Company was formed as a limited liability company pursuant to the Act by filing the Certificate of Formation for the Company with the Office of the Secretary of State of the State of Delaware in conformity with the Act on the Formation Date. The Company is and shall continue to be a limited liability company organized under the Act. The Members ratify the organization and formation of the Company and continue the Company, pursuant to the terms and conditions of this Agreement. This Agreement amends and restates in its entirety and supersedes the Prior LLC Agreement, effective as of the Effective Date. The Company and, if required, each of the Members, or a Person duly authorized to act on behalf of any such Member or Members, shall execute or cause to be executed from time to time all other instruments, certificates, notices and documents and shall do or cause to be done all such acts and things (including keeping books and records and making publications or periodic filings) as may now or hereafter be required for the formation, continuation, valid existence and, when appropriate, termination of the Company as a limited liability company under the laws of the State of Delaware.

Section 2.2    Name. The name of the Company is “Hawaii Renewables, LLC” and its business shall continue to be carried on in such name with such variations and changes as the Board deems necessary to comply with the requirements of the jurisdictions in which the Company’s operations are conducted. In the event that the Board changes the name of the Company, it shall notify each of the Members.

Section 2.3    Business Purpose. The Company is formed for the purposes of (a) the development, construction, ownership and operation of the Renewable Fuels Facility, either directly or through its Subsidiaries (if any), and (b) any other lawful business, purpose or activity for which limited liability companies may be formed under the Act, subject to the terms and conditions of this Agreement, as may be approved from time to time by Unanimous Board Approval. Subject to the terms and conditions of this Agreement, the Company shall have the power and authority to take any and all actions that are necessary, appropriate, advisable, convenient, or incidental to or for the purposes of its business described in this Section 2.3.

Section 2.4    Registered Office and Agency. The registered office of the Company required by the Act to be maintained in Delaware shall be the office identified in the Certificate of Formation, or such other office as the Board may designate from time to time in the manner provided by law.

Section 2.5    Company Property. The Company shall be the sole owner of all assets and rights conveyed to the Company by any Member or any third party. A Member shall have no interest in specific Company property, assets and rights, including property, assets and rights conveyed by a Member to the Company, unless otherwise agreed in writing by the Company and such Member or as otherwise set forth herein.

Section 2.6    Term. The term of the Company commenced on the Formation Date and shall continue in perpetuity unless the Company is sooner dissolved in accordance with the terms of this Agreement or the Act.

Section 2.7    No State Law Partnership. The Members intend that the Company shall be treated as a partnership for federal and applicable state and local income tax purposes. The Company shall not (a) except for federal and applicable state and local income tax purposes, be a common law partnership or joint venture or (b) create any agency or other relationship creating fiduciary or quasi-fiduciary duties of any Member to the Company or to any other Member, and this Agreement may not be construed to suggest otherwise. This Agreement shall not subject the Members to joint and several or vicarious liability or impose any duty, obligation or liability that would arise therefrom with respect to any or all of the Members or the Company.

Section 2.8    No Agency. Except as provided herein, nothing herein contained shall be construed to constitute any Member as the agent of any other Member to limit in any manner the Members in the carrying on of their own respective business or activities.

Section 2.9    Liability to Third Parties. No Member shall, solely by virtue of ownership of any Units in the Company, be liable for the debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise, including under a judgment, decree or order of a court.

Section 2.10    No Withdrawal. A Member shall not have the right or power to withdraw from the Company as a Member except as set forth in this Agreement. No purported withdrawal of a Member from the Company in violation of this Agreement shall be of any effect.

ARTICLE III

CAPITALIZATION; ADMISSION OF MEMBERS; CAPITAL ACCOUNTS

Section 3.1    Capitalization.

(a)    Units. Each Member’s Membership Interest in the Company, including such Member’s interest, if any, in the capital, income, gains, losses, deductions and expenses of the Company and the right to vote, if any, on certain Company matters as provided in this Agreement shall be represented by common units of limited liability company interest (each a “Unit”). The Company shall have one (1) authorized class of Units, consisting of an unlimited number of Units. The Company shall not issue fractional Units. No Member shall be required to make Capital Contributions beyond those expressly set forth in (i) this Agreement and (ii) the Equity Contribution Agreement. The Company shall not authorize another class of units without Unanimous Board Approval, as provided for under Section 5.3(a) hereof.

(b)    Initial Capitalization. Pursuant to the Amended and Restated Limited Liability Company Agreement of the Company, dated October 21, 2025 (the “Prior LLCA”), all equity interests of the Company that were outstanding immediately prior to the effective date of the Prior LLCA were cancelled and extinguished and ceased to be outstanding or of any force or effect. Immediately thereafter, the Company issued six hundred thirty five (635) Units to Par Pacific Parent and three hundred sixty five (365) Units to Alohi in accordance with the terms of the Prior LLCA and the Equity Contribution Agreement. Immediately following issuance of such six hundred thirty five (635) Units to Par Pacific Parent, pursuant to the Contribution and Joinder Agreement Par Pacific Parent contributed such Units to Par Pacific and Par Pacific replaced Par Pacific Parent as Member of the Company and executed this Agreement. As of the Effective Date, Par Pacific holds six hundred thirty five (635) Units and Alohi holds three hundred sixty five (365) Units, which constitute the only outstanding equity interests of the Company.

(c)    Issuance of Units Pursuant to the Equity Contribution Agreement. Subject to the terms of the Equity Contribution Agreement and this Agreement (including Section 3.3(a), Section 3.4 and Section 3.5(d) hereof), in addition to the Units described under Section 3.1(a), Units may be issued to the Members prior to the Commercial Operation Date in accordance with the terms of the Equity Contribution Agreement and this Agreement; provided, however, that such additional Units shall only be issued to the extent and in the amounts corresponding to cash contributions actually funded by a Member pursuant to the Equity Contribution Agreement and this Agreement.

Section 3.2    Issuance of Additional Units and Non-Contributions. The Company shall issue no additional Units or admit any additional Members except as expressly set forth in this Agreement; provided, that from time to time, following the issuance of a Call Notice pursuant to Section 3.3 (other than Section 3.3(a)) or Section 3.4, as applicable, the Members may (but shall have no obligation to), by written notice to the Company (such notice, a “Contribution Notice”) delivered no later than four (4) Business Days after such Call Notice to the Company, elect to make Additional Capital Contributions in cash in accordance with the procedures outlined in Section 3.3 (other than Section 3.3(a)) and Section 3.4, and the Company shall issue additional Units to the contributing Members (such Member, a “Contributing Member”) at a non-punitive post-money Fair Market Value per Unit, as determined in good faith by the Board. Any Member that elects to not issue a Contribution Notice in respect of a Call Notice, shall be a “Non-Contributing Member,” and such Non-Contributing member shall be diluted on a non-punitive basis at post-money Fair Market Value per Unit, as determined in good faith by the Board. Any Member, by issuing a Contribution Notice, agrees to and creates an obligation of such Member, to make the capital contribution contemplated in such Call Notice and corresponding Contribution Notice.

Section 3.3    Pre-COD Capital Contributions.

(a)    Par Pacific Capital Commitment. Any time after the Effective Date, if additional capital is necessary to achieve the Commercial Operation Date, as determined by the Construction Manager and notified to the Company, the Company shall issue one or more Call Notices to Par Pacific requesting Additional Capital Contributions in an aggregate amount up to the Par Pacific Capital Commitment pursuant to Section 2.3 of the Equity Contribution Agreement. Par Pacific shall contribute to the Company the amount specified in such Call Notices on the contribution dates set forth therein, such dates to be not less than fifteen (15) days following the date such Call Notice is delivered. Notwithstanding anything contained herein to the contrary, no additional Units shall be issued to Par Pacific in connection with any contributions made by Par Pacific pursuant to the Par Pacific Capital Commitment. For the avoidance of doubt, except as otherwise provided for in the Equity Contribution Agreement, all obligations by any Member to make Capital Contributions pursuant to the Equity Contribution Agreement shall cease as of the Commercial Operation Date. Notwithstanding anything herein to the contrary, and except for Pre-COD Additional Capital, the Members acknowledge and agree that until the Par Pacific Capital Commitment has been satisfied in full by Par Pacific, no Call Notice shall be issued to Alohi for any capital necessary to complete construction and achieve the Commercial Operation Date that is to be funded under, and subject to, the Par Pacific Capital Commitment.

(b)    Pre-COD Additional Capital Contributions. Prior to the Commercial Operation Date, if additional capital, beyond the Par Pacific Capital Commitment (excluding Par Pacific’s pro rata share of the Initial Working Capital, which is provided for in Section 3.3(c)), is needed, as reasonably determined by the Construction Manager or Operator, as applicable, and notified to the Company, to (i) achieve the Commercial Operation Date; (ii) respond to Emergencies; (iii) respond to a Casualty Loss pursuant to Section 10.7 of the Equity Contribution Agreement; or (iv) comply with applicable Law or contractual obligations (the “Pre-COD Additional Capital”), then the Company may (with the prior written consent of the Board, and to the extent authorized by such Board approval) issue a Call Notice requesting each Member to contribute its pro rata share of such Pre-COD Additional Capital based on its Percentage Interest (a “Pre-COD Additional Capital Call”). Each Member may (but shall have no obligation), by Contribution Notice delivered no later than four (4) Business Days after such Call Notice, elect to contribute its Percentage Interest of such Pre-COD Additional Capital on the contribution date set forth in such Pre-COD Additional Capital Call, such date to be not less than fifteen (15) days following the date such Call Notice is delivered.

(c)    Pre-COD Working Capital. Prior to the Commercial Operation Date, if additional working capital, beyond the Initial Working Capital, is necessary for non-construction related Working Capital Funding Needs, to fund such amounts, as reasonably determined by the Operator and notified to the Company, the Company may (with the prior written consent of the Board, and to the extent authorized by such Board approval) (i) until the first anniversary of the Effective Date, first borrow from Par Pacific, and Par Pacific hereby commits to, or to cause an Affiliate thereof to, lend, up to Fifteen Million Dollars ($15,000,000) for a term of one (1) year (extendable by one (1) additional year by Par Pacific, in its sole discretion, by written notice to the Company prior the expiration of such initial one (1) year term), at an interest rate equal to the Working Capital Loan Rate pursuant to a secured promissory note in a form mutually agreeable to the Parties, acting reasonably (such loan, the “Working Capital Loan”), and (ii) for any amounts in excess of such Fifteen Million Dollars ($15,000,000) loan (if such loan is entered into) issue a Call Notice requesting each Member to contribute Percentage Interest of such amounts (the funding requirement under this clause (ii), a “Working Capital Funding Call”). The Company’s non-construction related working capital requirements, as reasonably determined by Operator (“Working Capital Funding Needs”), shall satisfy Cash Reserves, including, without limitation:

(i)	the cash amount required to fund the purchase of feedstock needed for production (i.e., plant and tanks fill) of Renewable Fuels to the extent contemplated in the Initial Operating Budget, plus

(ii)

amounts to cover costs and expenditures (e.g., services, utilities, consulting services, routine maintenance) for six (6) months of operations to the extent contemplated in the Initial Operating Budget, plus

(iii)	cash disbursement to cover operating costs before the start of production contemplated in the Initial Operating Budget.

Upon a Working Capital Funding Call, each Member may (but shall have no obligation), by delivering a Contribution Notice no later than four (4) Business Days after such Call Notice, elect to contribute its Percentage Interest of such Working Capital Funding Needs on the contribution date set forth in such Working Capital Funding Call, such date to be not less than fifteen (15) days following the date such Call Notice is delivered.

Section 3.4    Post-COD Capital Contributions.

(a)    Operations Call Notices. After the Commercial Operation Date, and without duplication of any notice under Section 3.3, pursuant to the authority granted Operator and in accordance with the Operating Agreement, from time to time Operator may notify the Board that the Company’s and the Subsidiaries’ current cash assets, credit facilities, and projected gross receipts are not reasonably anticipated to be sufficient to satisfy (i) the expenditures reasonably projected by the Operator to be incurred pursuant to the then-current Operating Budget or (ii) the necessary Cash Reserves. In such event, the Company, with the prior written consent of the Board, and to the extent authorized by such Board approval, shall issue a Call Notice to the Members requesting Additional Capital Contributions in accordance with the then-current Operating Budget in an amount equal to any such deficiency, as specifically set forth in such Call Notice (accompanied by the materials received by the Board from the Operator). The Members may (but shall have no obligation), by delivering a Contribution Notice no later than four (4) Business Days after such Call Notice, elect to contribute to the Company the amount specified in such Call Notice in proportion to their respective Percentage Interests on the contribution date set forth therein, which contribution date shall not be less than fifteen (15) days following the Call Notice. Notwithstanding anything in the foregoing to the contrary, no Call Notice issued pursuant to this Section 3.4(a) shall request any Additional Capital Contributions in respect of any Emergency Expenditures (such expenditures being addressed in Section 3.4(d)).

(b)    Post-COD Additional Working Capital. After the Commercial Operation Date, if Operator determines and notifies the Board that additional working capital is necessary to Operate the Renewable Fuels Facility and if the Company’s cash assets and credit facilities will be insufficient to fund such amount (such required amount, the “Additional Working Capital”), the Board shall consider the alternatives available to fund such Additional Working Capital, including requesting Member loans. If the Board determines that a Call Notice should be issued for such Additional Working Capital, the Company shall issue a Call Notice to the Members requesting Additional Capital Contributions in an amount equal to the Additional Working Capital. The Members may (but shall have no obligation), by Contribution Notice delivered no later than four (4) Business Days after such Call Notice, elect to contribute to the Company the amount specified in such Call Notice in proportion to their respective Percentage Interests on the contribution date set forth therein, such date to be not less than fifteen (15) days following the date such Call Notice is delivered.

(c)    For Approved Capital Projects. With respect to any Approved Capital Project, on (A) the first date following the approval of the Capital Project Budget relating thereto and (B) a date at least thirty (30) days prior to the beginning of each Calendar Quarter thereafter until the completion of such Capital Project, the Company shall (with the prior written consent of the Board, and to the extent authorized by such Board approval) issue a Call Notice to the Members requesting Additional Capital Contributions in an amount equal to such reasonably projected costs needed for such Approved Capital Project in such Calendar Quarter pursuant to and in accordance with such Capital Project Budget as specifically set forth in such Call Notice (accompanied by information received by the Board from the Construction Manager or Operator, as applicable, for such Approved Capital Project regarding such upcoming expenditures). The Members may (but shall have no obligation), by Contribution Notice delivered no later than four (4) Business Days after such Call Notice elect to contribute to the Company the amount specified in such Call Notice in proportion to their respective Percentage Interests: (1) in the case of the initial Call Notice, by no later than the fifteenth (15th) day after such Call Notice is delivered; and (2) in the case of each Call Notice thereafter, on or before the tenth (10th) day of the applicable Calendar Quarter; provided that no Call Notice issued under this Section 3.4(b) may seek Additional Capital Contributions in excess of those set forth in the then-current Capital Project Budget for such Approved Capital Project. Notwithstanding anything in the foregoing to the contrary, no Call Notice issued pursuant to this Section 3.4(c) shall request any Additional Capital Contributions in respect of any Emergency Expenditures (such expenditures being addressed in Section 3.4(d)).

(d)    Emergency Expenditures. After the Effective Date, the Construction Manager or Operator, under and pursuant to the terms and limitations of the applicable Commercial Agreement, may, from time to time, notify the Board that it has declared that an Emergency has occurred in accordance with the provisions of such Commercial Agreement and the Company does not have sufficient cash on hand (or available liquidity) to make the required Emergency Expenditures, and it has provided the Board with a description of such Emergency Expenditures, then the Company may issue a special Call Notice to the Members in the amount of such Emergency Expenditures (accompanied by supporting materials), and the Members may (but shall have no obligation), by delivering a Contribution Notice no later than four (4) Business Days after such Call Notice, elect to may contribute to the Company the amount specified in such Call Notice in the proportion to their respective Percentage Interest no later than the fifteenth (15th) day after such Call Notice is delivered.

(e)    Call Notice Contents. Each request for Additional Capital Contributions contained in a Call Notice shall (i) be expressed in dollars and shall state the dates on which the Contribution Notice must be delivered and payment is due and the bank(s) and account(s) to which payment is to be made and (ii) specify in reasonable detail (A) the purpose(s) or expenditure(s) for which such Additional Capital Contributions are required, (B) the amount of the Additional Capital Contribution requested to be made by each Member to the Company pursuant to such Call Notice and (C) the subsection of this Section 3.4 pursuant to which such Call Notice is being made.

Section 3.5    Defaults In Additional Capital Contributions.

(a)    Subject to Section 3.5(d) in respect of the Par Pacific Capital Commitment, if, following any Call Notice, a Member delivers a corresponding Contribution Notice agreeing to contribute funds in accordance with such Call Notice and fails to then satisfy its obligation to so pay in full when due (any such date, a “Due Date”) any amount requested pursuant to the terms of such Call Notice and agreed to pursuant to the corresponding Contribution Notice, the Company shall (and any affected Member may, on behalf of the Company) give notice of such default (a “Default Notice”) to the defaulting Member and each other Member. Any Default Notice shall include a statement of the default amount. Any Member that fails to pay in full the amount requested in a Call Notice and agreed to in a corresponding Contribution Notice by the applicable Due Date and receives a Default Notice, in each case pursuant to this Section 3.5(a), in respect thereof shall be referred to herein as a “Contribution Defaulting Member.”

(b)     Subject to Section 3.5(d) in respect of the Par Pacific Capital Commitment, if, on or before the tenth (10th) Business Day following the issuance of the applicable Default Notice, such failure is not cured by the Contribution Defaulting Member, then such Contribution Defaulting Member shall be deemed to be in default under this Section 3.5 and the Contributing Member shall be entitled, but not obligated to, loan to the Non-Contributing Member, by contributing to the Company on its behalf, all or any part of the amount (the “Non-Contribution Amount”) that the Non-Contributing Member did not contribute to the Company (each such loan, a “Non-Contribution Loan”). The proceeds of such Non-Contribution Loan shall be treated as an Additional Capital Contribution by the Non-Contributing Member. Each Non-Contribution Loan shall bear interest on the unpaid principal amount thereof from time to time remaining from the date advanced until repaid, at the Non-Contribution Loan Rate. Each Non-Contribution Loan shall be recourse debt solely to the Non-Contributing Member’s Units issued in consideration for the proceeds of such Non-Contribution Loan. Until a Non-Contribution Loan is repaid, all distributions in respect of the Units issued in consideration for the proceeds of such Non-Contribution Loan, shall be payable to the Member that made such Non-Contribution Loan, and such distribution shall not be deemed a repayment of such Non-Contribution Loan; provided, that, so long as a Non-Contribution Loan is outstanding, the Non-Contributing Member shall have the right to repay it (together with interest then due and owing) in whole and not in part. Upon a repayment in full of a Non-Contribution Loan made to a Non-Contributing Member (prior to its conversion pursuant to a Conversion Contribution in accordance with Section 3.5(c)), such Non-Contributing Member shall (so long as it does not have any other outstanding Non-Contribution Loans and is not otherwise a Non-Contributing Member with respect to any other Additional Capital Contributions) cease to be a Non-Contributing Member.

(c)    Subject to Section 3.5(d) in respect of the Par Pacific Capital Commitment, at any time after the first anniversary of the date a Non-Contribution Loan is made, at the option of the Contributing Member, such Non-Contribution Loan shall (if not previously paid in full) be converted into an Additional Capital Contribution of the Contributing Member in an amount equal to the unpaid principal and unpaid interest on such Non-Contribution Loan (a “Conversion Contribution”) as follows: (i) the Non-Contributing Member shall be deemed to have received a distribution from the Company in an amount equal to the total unpaid principal and interest on such Non-Contribution Loan, (ii) such distribution shall be deemed paid to the Contributing Member in repayment of the Non-Contribution Loan, (iii) such amount shall be deemed contributed by the Contributing Member as an Additional Capital Contribution, and (iv) the Contributing Member’s Capital Account shall be increased by, and the Non-Contributing Member’s Capital Account shall be decreased by, an amount equal to the total unpaid principal and interest on such Non-Contribution Loan. A Conversion Contribution shall be deemed an Additional Capital Contribution by the Contributing Member as of the date on which the applicable Non-Contribution Loan is converted to a Conversion Contribution at a post-money Fair Market Value per Unit on the date such Non-Contribution Loan is first made, as determined in good faith by the Board. At the time of a Conversion Contribution, the Percentage Interest of the Contributing Member shall be increased proportionally to reflect the amount of such Additional Capital Contribution by the Contributing Member, thereby increasing the Contributing Member’s Percentage Interest and decreasing the Percentage Interest of the Non-Contributing Member. Once a Conversion Contribution has been made, (x) no subsequent payment or tender in respect of the Conversion Contribution or the Non-Contribution Loan that was the subject of the Conversion Contribution shall affect the Percentage Interests of the Members, as adjusted in accordance with this Section 3.5(c), and (y) the Non-Contributing Member shall (so long as it does not have any other Non-Contribution Loans outstanding and is not otherwise a Non-Contributing Member with respect to any other Additional Capital Contributions) cease to be a Non-Contributing Member.

(d)    The Members agree and acknowledge that Par Pacific has committed to making Additional Capital Contributions pursuant to the terms of Section 3.3(a) and the terms of the Equity Contribution Agreement. If Par Pacific fails to timely fund all or any portion of the Par Pacific Capital Commitment when required pursuant to this Agreement and the Equity Contribution Agreement and such failure is not cured on or before the tenth (10th) Business Day following the issuance of the applicable Default Notice, then Par Pacific shall be deemed to be in default under this Section 3.5(d) (a “Par Pacific Commitment Defaulting Member”), and Alohi shall have the right (but not the obligation) (i) to take over as Construction Manager and/or Operator, and (ii) to fund the amount of the unfunded Par Pacific Capital Commitment (or any portion thereof) as a Non-Contribution Loan in accordance with, and subject to, Section 3.5(b) and Section 3.5(c), in which case, Par Pacific shall be treated as a Contribution Defaulting Member under Section 3.5(b) and Section 3.5(c) in connection with such Non-Contribution Loan; provided, however, that, if such Non-Contribution Loan is converted into Units pursuant to a Conversion Contribution in accordance with Section 3.5(c), such conversion shall be at a value per Unit implied by a Company valuation of $274,000,000 discounted by ten percent (10%). Upon a repayment in full by Par Pacific of such Non-Contribution Loan, and any interest accrued thereon (prior to Alohi electing a Conversion Contribution in respect of such Non-Contribution Loan in accordance with Section 3.5(c) and Section 3.5(d)), Par Pacific shall cease to be a Par Pacific Commitment Defaulting Member and Alohi shall cease to have the right to be, or to appoint, the Construction Manager and/or Operator.

(e)    Notwithstanding anything contained herein to the contrary, during such time as a Member is a Contribution Defaulting Member pursuant to this Section 3.5, such Contribution Defaulting Member, and any Director appointed by such Member, shall lose the right to vote on any Company matter hereunder; provided, however, if Par Pacific is the Par Pacific Commitment Defaulting Member solely in connection with its failure to fund the Par Pacific Capital Commitment pursuant to Section 3.5(d), then in such instance Par Pacific, as the Contribution Defaulting Member, and any Director appointed by Par Pacific, shall not lose the right to vote on any Company matter hereunder.

Section 3.6    Maintenance of Capital Accounts.

(a)    The Company shall establish and maintain a separate capital account (each, a “Capital Account”) for each Member in accordance with Section 1.704-1(b) of the Treasury Regulations.

(b)    A Member’s Capital Account will be increased by (i) an amount equal to such Member’s cash contributions and the initial Carrying Value of the property contributed to the Company by the Member (net of any liabilities securing such contributed property that the Company is considered to assume or take subject to and as contributed pursuant to this Agreement and the Equity Contribution Agreement), (ii) the income and gain the Member is allocated by the Company, including any income and gain that is exempted from tax and treating as gain any positive adjustment described in Treasury Regulations Section 1.704-1(b)(2)(iv)(g), but excluding tax items of income and gain described in Treasury Regulations Section 1.704-1(b)(4)(i) and (iii) the amount of any Company liabilities, if any, assumed by such Member or which are secured by any property distributed to such Member. A Member’s Capital Account will be decreased by (i) the amount of money distributed to the Member by the Company, (ii) the net Carrying Value of any property other than money distributed to the Member by the Company (i.e., the Fair Market Value of the property net of any liabilities secured by the property), (iii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) (i.e., that cannot be capitalized or deducted in computing taxable income) that are allocated to the Member, and (iv) losses and deductions that are allocated to the Member, treating as loss any negative adjustment described in Treasury Regulations Section 1.704-1(b)(2)(iv)(g) and excluding items of tax loss or deduction described in Treasury Regulations Section 1.704-1(b)(4)(i). The Company may (in the sole discretion of the Board), upon the occurrence of the events specified in Treasury Regulation Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such regulation and Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property.

(c)    In determining the amount of any liability for purposes of Section 3.6(b) there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

(d)    No Member shall be required to make up a negative balance in its Capital Account or to pay to any Member the amount of any such deficit balance.

(e)    In the event Units are directly Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the Transferring Member to the extent it relates to the Units so Transferred.

(f)    This Section 3.6 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Treasury Regulations, the Board may, with the consent of the Members, not to be unreasonably withheld, make such modification; provided, that such modification shall not have an effect on the amounts distributable to any Member pursuant to Section 7.3 hereof upon the dissolution of the Company.

Section 3.7    Preemptive Rights.

(a)    Except as contemplated by the Equity Contribution Agreement or by Unanimous Board Approval, the Company shall not issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any equity interests, options, warrants, or other securities convertible into or exercisable for equity interests in the Company or any Subsidiary (other than to the Company or to any direct or indirect Subsidiary) (collectively, the “Preemptive Securities”), unless the Company or Subsidiary, as applicable, shall have first offered to sell the Preemptive Securities to each Member at a price and on such other terms as shall have been specified in writing delivered to the Members (the “Preemptive Offer”), which Preemptive Offer shall by its terms remain open and irrevocable for a period of at least forty-five (45) days from the date it is delivered by the Company (the “Preemptive Offer Period”). The organizational documents of any Subsidiary shall provide for preemptive rights that are substantially similar to those set forth in this herein. Each Member may elect to purchase such Member’s Preemptive Share of the Preemptive Securities as specified in the Preemptive Offer at the price and upon the terms specified therein by delivering written notice of such election to the Company or Subsidiary, as applicable, as soon as practical but in any event within the Preemptive Offer Period; provided, that if the Company or Subsidiary is issuing Preemptive Securities together with any debt securities or other equity securities, then if a Member elects to purchase Preemptive Securities pursuant to this provision, it must purchase the same proportionate mix of all such securities.

(b)    Each Member’s “Preemptive Share” of Preemptive Securities shall be the product of (i) such Member’s Percentage Interest in the Company and (ii) the number of such Preemptive Securities.

(c)    If, upon the expiration of the Preemptive Offer Period and the reallocations contemplated by Section 3.7(a), any Preemptive Securities remain unsubscribed (the “Remaining Securities”), the Company or Subsidiary, as applicable, shall, within five (5) Business Days, deliver written notice (the “Remaining Securities Notice”) to each Member that purchased its full Preemptive Share. During the ten (10) Business Day period following delivery of the Remaining Securities Notice (the “Priority Period”), each such participating Member shall have the right, but not the obligation, to purchase all or any portion of the Remaining Securities, allocated among the participating Members (i) pro rata in accordance with their respective Percentage Interests (calculated without regard to any Member that declined to purchase its Preemptive Share) or (ii) in such other proportions as the participating Members may unanimously agree in writing. Any Remaining Securities not subscribed for during the Priority Period may be offered and sold by the Company or Subsidiary, as applicable, within one hundred eighty (180) days after the end of the Priority Period to one or more third parties on terms and conditions no more favorable to such third parties than those set forth in the Preemptive Offer; provided, that if the Company or Subsidiary, as applicable, does not consummate such sale within such one hundred eighty (180) day period, it shall not issue or sell any Preemptive Securities unless it first complies anew with the provisions of this Section 3.7(c).

Section 3.8    No Right of Partition. No Member shall have the right to seek or obtain partition by court decree or operation of law of any property of the Company or any Subsidiaries or the right to own or use particular or individual assets of the Company or any Subsidiaries, or, except as expressly contemplated by this Agreement, be entitled to distributions of specific assets of the Company or any Subsidiaries.

Section 3.9    Members. The names and addresses of the Members shall be set forth on the Register of Members.

Section 3.10    Register of Members. Ownership in the Company shall be exclusively evidenced and determined by entry in the Register of Members. A copy of the Register of Members setting forth the name, address, Company, Percentage Interest and initial Capital Account balance of each Member as of the Effective Date is attached as Schedule A hereto, and the Members shall cause an amendment of Schedule A from time to time, as necessary to reflect accurately the information therein, in an instrument duly executed by an Officer of the Company or, in case there are no Officers of the Company appointed at such time, by the Board.

ARTICLE IV

ALLOCATIONS AND DISTRIBUTIONS

Section 4.1    Allocations.

(a)    General. After giving effect to the allocations under Section 4.1(b) and Section 4.1(e), Profits and Losses for any Fiscal Year or portion thereof shall be allocated among the Members in proportion to their respective Percentage Interests.

(b)    Special Allocations.

(i)

Items of loss and deduction attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). Except as otherwise provided in Treasury Regulation Section 1.704-2(i)(4) and notwithstanding any other provision of this Article IV, if there is a net decrease during a Fiscal Year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704‐2(i)(2)), items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) shall be allocated among the Members in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4) and 1.704-2(j)(2). The foregoing sentence of this Section 4.1(b)(i) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(ii)

Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(1) and 1.704-2(c)) for any Fiscal Year shall be allocated among the Members in accordance with their respective Percentage Interests. Except as otherwise provided in Treasury Regulation Section 1.704-2(d), if there is a net decrease in the Minimum Gain during any Fiscal Year, items of income and gain for such Fiscal Year (and, if necessary, for subsequent Fiscal Years) shall be allocated among the Members in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f) and 1.704-2(j)(2). The foregoing sentence of this Section 4.1(b)(ii) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(iii)

If any Member that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) has an Adjusted Capital Account Deficit as of the end of any Fiscal Year, computed after all other allocations provided for in this Article IV have been tentatively made as if this Section 4.1(b)(iii) were not applicable, then items of income and gain for such Fiscal Year shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible. This Section 4.1(b)(iii) is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1 (b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(iv)

Profits and Losses shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(j), (k) and (m).

(v)

The allocations set forth in Section 4.1(b)(i) through Section 4.1(b)(iv) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make Company distributions. Accordingly, subject to the Regulatory Allocations, it is the intent of the Members other items of income, gain, deduction and loss be specially allocated among the Members so as, to the extent possible, eliminate the net effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by the Regulatory Allocations offsetting each other and by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero.

(vi)

Losses shall not be allocated to a Member if such allocation of Losses would cause the Member to have an Adjusted Capital Account Deficit. Losses that cannot be allocated to a Member shall be allocated to the other Members; provided, that if no Member may be allocated Losses due to the limitations of this Section 4.1(b)(vi), Losses shall be allocated to all holders of Units in accordance with the positive balances in such Members’ respective Capital Accounts so as to allocate the maximum permissible Losses to each Member under Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

(c)    Allocations upon Transfer or Issuance of Units. If any Member directly Transfers an interest in the Company within a Fiscal Year or if any Member acquires an interest from the Company within a Fiscal Year, allocations of Profits, Losses and corresponding tax items shall be made in a manner determined by the Board that is not inconsistent with the Code and the Treasury Regulations.

(d)    Tax Allocations.

(i)

Except as otherwise provided by this Section 4.1(d), the income, gains, losses, deductions and credits of the Company will be allocated, for federal, state, local and foreign income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts.

(ii)

Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c), using the traditional method under Treasury Regulations Section 1.704-3(d), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Carrying Value. To the extent the Company holds an interest in another partnership (an “LTP Interest”) that was either contributed or deemed to be contributed to the Company by a Member and such other partnership has made an adjustment to the basis of its property under Code Section 743(b) with respect to that LTP Interest, the Company’s allocations shall take into account any items of taxable income, gain, loss and deduction attributable to, or affected by, such Code Section 743(b) basis adjustment.

(iii)

If the Carrying Value of any Company property is adjusted pursuant to clause (b) of the definition of Carrying Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall, solely for tax purposes, be allocated among the Members so as to take account of the variation between the adjusted basis of such property and its Carrying Value in accordance with Code Section 704(c) using the traditional method under Treasury Regulations Section 1.704-3(d), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Carrying Value.

(iv)

Tax credits, tax credit recapture and any items related thereto shall be allocated to the Members according among their interests in such items as determined by the Board taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

(v)

Solely for purposes of determining each Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members’ interests in the Company profits shall be determined in accordance with their respective Percentage Interests, as in effect at the relevant time.

(vi)

Allocations pursuant to this Section 4.1(d) are solely for purposes of federal, state, local and foreign taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, distributions or other Company items pursuant to any provision of this Agreement.

(e)    Allocations of Tax Credit Sale Proceeds. Any amount received as consideration for the sale of tax credits (including those available under Section 45Z of the Code) pursuant to Section 6418 of the Code will be treated as tax exempt income to the Company. Such consideration, and any items of deduction attributable to such sale, shall be allocated in the same proportion as the tax credits subject to such sale.

Section 4.2    Distributions.

(a)    Special Distribution. Notwithstanding anything to the contrary in Section 4.2(b) or Section 5.3, at the election of Par Pacific (in its sole and absolute discretion) and without any Board approval or consent of Alohi, on or within two (2) Business Days following the Closing Date, the Company shall make a one-time special cash distribution (such distribution, collectively, the “Special Distribution”), to Par Pacific, which Special Distribution shall include the following:

(i)

Cash in an amount equal to (A) the Alohi Capital Contribution minus (B) the Initial Working Capital, and minus (C) the total remaining amount necessary to complete construction and achieve the Commercial Operation Date under, and subject to, the Par Pacific Capital Commitment; plus

(ii)

Cash in an amount equal to the aggregate amount of the fee, premium and expenses reimbursement (including for feedstock) obligations of the Company under the Commercial Agreements that would have accrued thereunder during the Interim Period or otherwise contemplated in the Funds Flow Expense Rows (such fees, premiums and reimbursements, collectively, the “Accrued Fees”); provided, that prior to the including any such Accrued Fees as part of the Special Distribution, Par Pacific shall have provided to Alohi and the Company a good faith calculation of the Accrued Fees in reasonable detail.

In no event shall the Special Distribution paid to Par Pacific exceed Ninety-Three Million Seven Hundred Thousand Dollars ($93,700,000) unless the Accrued Fees exceed Par Pacific’s pro rata share, based on its Percentage Interest, of the Initial Working Capital as of the Closing Date, in which case, subject to Alohi’s consent (such consent not to be unreasonably withheld or denied) the Special Distribution may exceed that amount by the amount of such excess. For the avoidance of doubt, no such Special Distribution shall reduce or limit the Par Pacific Capital Commitment, nor shall it result in any issuance of Units, or otherwise affect the Percentage Interest of the Members.

(b)    Subject to Section 4.3, Section 4.4 Section 4.5, and Section 4.6, to the extent permitted by the Act and other applicable Laws, and according to the Distribution Policy the Company shall distribute to the Members, and after having completed the Special Distribution, all Available Cash for distribution (“CAFD”) on a quarterly basis. CAFD shall be distributed to the Members, in proportion to the Percentage Interest of such Members (the “Required Distribution”).

(c)    During the last two (2) weeks of the second Calendar Month of each Calendar Quarter, the Operator shall evaluate the projected Available Cash and Cash Reserves in order to make a preliminary determination and recommendation with respect thereto. On or before fifteen (15) days prior to the end of such Calendar Quarter, the Operator shall make such determination and provide written notice to each Member’s Director(s) of its recommendation regarding Cash Reserves and the amount of CAFD, together with information regarding the Company’s cash position, anticipated cash receipts and disbursements, and any other applicable information reasonably considered by the Operator. The Board shall, after consideration of the recommendation and information provided by the Operator, then determine Available Cash and Cash Reserves of the Company.

(d)    For purposes of determining the amount of a Distribution, to the extent any successor to a Member (each, a “Successor”) is in possession of any Units, each Successor shall be treated as having made the Capital Contributions and as having received the distributions made to or received by its predecessors in respect of any of such Successor’s Units.

(e)    To the extent that the Company distributes property in kind to the Members, the Company shall be treated as making a Distribution equal to the Fair Market Value, as determined in good faith by the Board, of such property for purposes of “Distributions” (as described in this Section 4.2) and such property shall be treated as if it were sold for an amount equal to its Fair Market Value, as determined in good faith by the Board.

Section 4.3    Tax Distributions. No later than five (5) days prior to each date that any U.S. federal income tax payment (including estimated tax payments) is due for individuals (or, if earlier, corporations), the Company shall, to the extent the Company has cash available therefor (as determined by the Board in its sole discretion), make a distribution in cash (each, a “Tax Distribution”) to each Member in an amount equal to the product of (i) the cumulative net taxable income (including items allocated pursuant to Section 704(c) of the Code and the principles thereof) allocated by the Company to such Member for all taxable periods (as reasonably determined by the Board in good faith), and (ii) the highest combined U.S. federal, state, and local income tax rate applicable to a corporate taxpayer domiciled in Honolulu, Hawaii, less the cumulative amount of all prior distributions (including prior Tax Distributions) made to such Member pursuant to this Section 4.3.

Section 4.4    Tax Credit Sale Proceeds.

(a)    Subject to Section 4.1(b), if any tax credits are sold by the Company pursuant to Section 6418 of the Code, then the net cash proceeds from such sale shall be distributed to the Members in the same proportion as such proceeds are allocated pursuant to Section 4.1(e).

(b)    With respect to tax credits available under Section 45Z of the Code, each Member may, independently of the other Members, elect to cause the Company to sell or retain all or any portion of such credits allocable to such Member under Section 4.1, in which case, such Member shall notify the Company in writing of the amount of such credits, if any, it wishes to have sold externally at least thirty (30) days prior to the Company’s tax return extended filing deadline. If a Member elects to cause the Company to sell such credits, the Company shall complete the sale to such third party at least thirty (30) days prior to the Company’s tax return extended filing deadline and the net cash proceeds from such sale shall be distributed as soon as reasonably practicable to such Member in accordance with Section 4.4(a). Any Member that elects to retain all or any portion of its share of tax credits available under Section 45Z of the Code allocable to such Member under Section 4.1 shall receive an allocation of those credits exclusively and shall not share in any cash proceeds from credits sold at the direction of the other Member(s).

Section 4.5    Withholding. If the Company is required by Law to make any payment to a Governmental Authority that is specifically attributable to a Member (or former Member) or a Member’s (or former Member’s) status as such (including, without limitation, federal, state, local or non-U.S. withholding, personal property, personal property replacement, unincorporated business taxes, taxes arising under the Partnership Tax Audit Rules, and taxes arising under Section 1446(f) of the Code), then the Company is authorized and directed to withhold from any distribution, or with respect to any allocation, made to a Member the amount of taxes required to be withheld or paid by the Company with respect to distributions or allocations to such Member as levied by any federal, state, local or non-U.S. taxing authority, and to pay over to any federal, state, local or non-U.S. taxing authority any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, local or non-U.S. Law, and such Member (or former Member) shall indemnify and contribute to the Company in full the entire amount paid (including interest, penalties and related expenses). The Board may in good faith offset distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation (or, if such Person is a successor or transferee to another Member, against such former Member’s obligation to indemnify and make contributions under this Section 4.5) to indemnify the Company under this Section 4.5. Any amounts withheld by the Company pursuant to this Section 4.5 shall be treated as having been distributed to such Member pursuant to this Article IV for all purposes of this Agreement and shall be offset against the current or next amounts otherwise distributable to such Member. A Member’s obligation to indemnify and make contributions to the Company under this Section 4.5 shall survive the termination, dissolution, liquidation and winding up of the Company or any Transfer or other disposition of a Unit held by such Member, and for purposes of this Section 4.5, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 4.5, including instituting a lawsuit to collect such indemnification and contribution with interest calculated at a rate equal to the Base Rate plus three percentage points per annum (but not in excess of the highest rate per annum permitted by law). Each Member hereby covenants and agrees on behalf of itself and its successors and assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish and deliver such other information, instruments, documents, tax forms and statements reasonably requested by the Board and to take such other actions as may be reasonably necessary, advisable or appropriate to enable the Board to effectively carry out the purposes of the Company and this Agreement.

Section 4.6    Restrictions on Distributions. Notwithstanding anything to the contrary in this Article IV, no distribution shall be made if, and for so long as, such distribution would (a) violate any applicable Law, rule, regulation, order or directive of any Governmental Authority then applicable to the Company, or (b) violate any contractual covenant or agreement between the Company or any Subsidiaries, on the one hand, and any third party lender or other bona fide third party source of financing, on the other hand.

ARTICLE V

MANAGEMENT

Section 5.1    Board of Directors; Officers.

(a)    Establishment. There is hereby established a committee of Member representatives (the “Board”) comprised of natural Persons (the “Directors”) having the authority and duties set forth in this Agreement.

(b)    Authority. Except as set forth in this Agreement (including Section 5.3), any decisions to be made by the Board shall require the approval of a majority of the votes of the Board. Except as such power is delegated by a majority of the Board or such other number of Directors as would otherwise be required to approve such action in accordance with this Agreement, no Director acting alone, or with any other Directors, shall have the power to act for or on behalf of, or to bind the Company. Each Director shall be a “manager” (as such term is defined in the Act) of the Company but, notwithstanding the foregoing, no Director shall have any rights or powers beyond the rights and powers granted to such Director in this Agreement.

(c)    Composition. Subject to this Section 5.1(c):

(i)

So long as Par Pacific and Alohi (or one or more respective Affiliates of either Member) are the holders of the Units, the Board shall consist of five (5) Directors (except as set forth below or as otherwise agreed in writing by all of the Members) and such Directors will be appointed as follows:

A.	A Member holding a Percentage Interest in excess of fifty percent (50%) shall have the right to appoint three (3) Directors and to designate one (1) of its appointed Directors to serve as Chairman.

B.	A Member holding a Percentage Interest in excess of forty percent (40%) shall have the right to appoint two (2) Directors.

(ii)

So long as Par Pacific and Alohi (or one or more respective Affiliates of either Member) are holders of all the outstanding Units and each of them holds a fifty percent (50%) Percentage Interest, the Board shall consist of four Directors. In such instance, Par Pacific shall have the right to appoint two (2) Directors and to designate one of its appointed Directors to serve as Chairman, and Alohi shall have the right to appoint two (2) Directors.

(iii)

A Member holding a Percentage Interest between ten percent (10%) to forty percent (40%) shall have the right to appoint a single Director (with any additional Director previously appointed by such Member being removed immediately), in which case, the total number of Directors shall be reduced to four (4) Directors, and a Member holding a Percentage Interest in excess of fifty percent (50%) shall continue to have the right to appoint three (3) Directors and to designate one (1) of its appointed Directors to serve as Chairman.

(iv)

A Member holding a Percentage Interest of less than ten percent (10%) shall not have the right to appoint any Director, and (to the extent such Member previously appointed a Director) any Director appointed by such Member shall be automatically and immediately removed (without any further action by any Person), with the remaining Members having the right to appoint all Directors (including replacing any Director previously appointed by such Member).

(v)

In the event that no Member holds a Percentage Interest of fifty percent (50%) or more, whether due to the admission of a third Member or otherwise, (1) so long as Par Pacific and its Affiliates collectively remain the largest Percentage Interest holders of the Company, any action taken by the Board shall require the approval of at least one Director appointed by Par Pacific or its Affiliates, and, (2) subject to the preceding clause (1), the Members shall engage in discussions to agree upon a mutually acceptable and reasonable approach to the appointment of Directors by the Members and other governance rights of each Member hereunder, taking into account the respective Percentage Interests of all Members.

(vi)

Notwithstanding anything to the contrary in this Agreement, any action requiring Unanimous Board Approval shall not require the approval of any Alohi appointed Director, if, at the time of such action or approval, Alohi and does not hold at least a 10% Percentage Interest or is a Contribution Defaulting Member; provided, however, nothing in this Section 5.1(c)(vi) shall diminish or otherwise limit any of Alohi’s rights under Section 5.3(b) and Section 5.3(c).

(d)    Board Observers. Each Member holding a Percentage Interest of ten percent (10%) or more shall have the right to designate two persons to participate in all meetings of the Board and all meetings of any executive (or comparable) committee thereof in a non-voting observer capacity (each such designee, a “Board Observer”). Any Board Observer shall not constitute a Director or member of the Board, and they shall not be entitled to vote on any matters presented at meetings of the Board or to consent to any matter as to which the consent of the Board shall have been requested. Subject to the following sentence, each Board Observer shall be entitled to receive notices, agendas and written documents in connection with such meetings and all other materials and documents distributed to the Board in connection with such meetings, in each case, at the time and as provided to the Board, to the same extent as the other members of the Board or such committee. No Board Observer shall owe any fiduciary duties to any member of the Company or any other Person as a result of this right to participate in meetings of the Board and any meetings of any committee thereof.

(e)    Voting Power. Except as provided for in Section 3.5(e) with respect to a defaulting Member, each Director shall be entitled to cast one (1) vote with respect to each matter brought before the Board (or any committee of the Board) for approval, including the Chairman of the Board (the “Chairman”) who will not have any other vote in addition to his or her vote as a Director. Except as set forth in Section 5.3 or as otherwise required by this Agreement, all actions of the Board shall be taken by the affirmative vote of a majority of the Directors present at a duly convened meeting of the Board at which a quorum is present. If a Deadlock Matter arises, the provisions of Section 5.6 shall be applicable.

(f)    Term; Resignation. Each Director shall hold office until a successor is duly appointed and qualified or until such Director’s earlier death, resignation, or removal as provided herein. Any Director may resign at any time by giving written notice to the Members and the Board. The resignation of any Director shall take effect upon receipt of such notice or at such later time as specified therein, and, unless otherwise specified, acceptance of such resignation shall not be necessary to make it effective.

(g)    Replacement. Each Member shall have the right to replace for any or no reason any Director that such Member appointed upon notice to the other Member and the Company. If any Director ceases to be in office (upon death, resignation, removal or otherwise), then Par Pacific or Alohi, as applicable, shall use reasonable best efforts to select a replacement and to cause (with the reasonable cooperation of the other Member) such replacement to be seated as promptly as practicable.

(h)    The Members agree that, during the term of this Agreement, they shall vote, or act by written consent with respect to, all Units held by them in a manner consistent with this Agreement. Except as set forth in this Section 5.1(c) or as otherwise provided by this Agreement, the Members shall be entitled to vote their Units on all other matters as they deem fit.

(i)    Duties of the Board. Subject to Section 5.3, all matters not expressly reserved to the Members shall be deemed delegated to the Board. The Board shall establish the policies, procedures, and guidelines for the management of the affairs of the Company, which together with decisions taken by the Board shall be implemented by Officers and the management team of the Company.

(j)    Fiduciary Duties of the Board. Subject to, and as limited by the provisions of, this Agreement, each of the Directors, in the performance of their duties as such, shall not, to the maximum extent permitted by the Act and other applicable Law, owe any duties (including fiduciary duties), notwithstanding anything to the contrary existing at law, in equity or otherwise; provided, however, that each such party shall act in accordance with the implied contractual covenant of good faith and fair dealing. In furtherance of the foregoing, to the maximum extent permitted by the Act and other applicable Law, Directors are permitted to act solely in the best interests of the Member who appointed such Director and not the Company. The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liabilities of a Director otherwise existing at law or in equity or by operation of the preceding sentences, are agreed by the Members to replace such duties and liabilities.

(k)    Compensation of Directors; Expenses. No Directors or Board Observers, including the Chairman, shall receive any stated salary for services in their capacity as Directors or Board Observers or be reimbursed for any out of pocket expenses incurred in connection with their duties as Directors or Board Observers.

(l)    Officers.

(i)

Appointment of Officers. The Board may, from time to time, designate one (1) or more officers of the Company (“Officers”) with such titles as may be designated by the Board to act in the name of the Company with such rights, powers, duties and obligations as may be delegated to such Officer by the Board. Unless the Board specifies otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office. The Officers of the Company may include a President, Treasurer and a Secretary and such other Officers as the Board may from time to time deem appropriate. The rights, powers, duties and obligations of any Officer may be suspended, terminated or otherwise modified by the Board with or without cause at any time and from time to time.

(ii)	Election; Term. Officers shall be elected at such time or times as the Board shall determine. Officers shall hold office, unless removed, until their successors are elected.

(iii)

Delegation. The Officers shall have such other powers and duties of an executive nature as may be properly delegated to them from time to time by the Board. The Officers shall have the authority to manage the day-to-day affairs of the Company under the supervision of the Board and shall act at all times in accordance with the instructions of the Board, if any. The acts of the Officers shall bind the Company and its Members to the extent that such acts are within the scope of their authority. The Members shall not have authority to engage in or direct the day-to-day environmental management of the Company. The Officers shall be subject at all times to the direction of the Board and shall keep the Board informed as to all matters concerning the Company.

(iv)

Removal, Resignation and Filling of Vacancy of Officers. The Board may remove any Officer with or without cause at any time. Any Officer may resign at any time by giving written notice to the Board. Any such resignation shall take effect as of the date of the receipt of that notice or at such later effective time as may be specified in such notice, and, unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective. The Board may fill any vacancy created by the removal or resignation of any Officer.

(v)	Compensation; Expenses. Officers shall not be compensated or reimbursed by the Company for serving as Officers of the Company.

(vi)

Fiduciary Duties of Officers. Subject to, and as limited by the provisions of, this Agreement, including any Officer’s obligation to at all times take direction from the Board pursuant to Section 5.1(l)(iii), any such Officers as the Board may appoint shall owe to the Company and its Members duties of loyalty and due care of the type owed under the laws of the State of Delaware by officers to a corporation and the stockholders of a corporation incorporated under the laws of the State of Delaware. The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liabilities otherwise existing at law or in equity or by operation of the preceding sentence, are agreed by the Members to replace such duties and liabilities.

Section 5.2    Meetings of the Board.

(a)    Quorum. Unless otherwise required by the Act, at each meeting of the Board, the presence in person or by any means contemplated by this Section 5.2, as appropriate, of one Par Pacific appointed Director and one Alohi appointed Director (if Alohi then has a right to appoint a Director in accordance with Section 5.1(c)) shall constitute a quorum for the transaction of business at any Board meeting; provided, however, that if Alohi appointed Directors have a right to attend a meeting of the Board where a matter is to be addressed and acted upon and, despite proper notice pursuant to the terms of this Agreement, (i) no Alohi appointed Director attends such meeting (where quorum would have been constituted but for such Alohi appointed Directors’ absence), or (ii) with respect to a meeting of the Board where a matter requiring Unanimous Board Approval is to be addressed and acted upon, all Alohi appointed Directors do not attend, in each case (of clauses (i) and (ii)), two consecutive meetings of the Board where such matter is to be addressed and acted upon, then no Alohi appointed Director’s presence or approval shall be required to constitute quorum at a subsequent meeting of the Board held to address, act upon and approve such matter even if such matter otherwise requires Unanimous Board Approval.

(b)    Regular Meetings. Regular meetings of the Board shall be held at least quarterly, at such places, dates and times as may be fixed by mutual agreement of Par Pacific and Alohi, upon thirty (30) days’ prior written notice to each Director, which notice may be given by electronic communication; provided, however that if the agenda for any such meeting includes any matter requiring Unanimous Board Approval, other than in connection with an Emergency or change in Law affecting the Company or the Renewable Fuels Facility, then the notice requirement for such meeting shall be by no less than forty (40) days written notice.

(c)    Special Meetings. Special meetings of the Board may be called by the Chairman or by any two Directors (which must consist of at least one Par Pacific appointed Director and one Alohi appointed Director (if Alohi then has a right to appoint a Director in accordance with Section 5.1(c)) upon seven (7) days’ prior written notice to each Director and the Company, which notice may be given by electronic communication and shall identify the purpose of the special meeting and the business to be transacted; provided, however that if the agenda for any such meeting includes any matter requiring Unanimous Board Approval, other than in connection with an Emergency or change in Law affecting the Company, any Subsidiary of the Company or the Renewable Fuels Facility, then the notice requirement for such meeting shall be by no less than forty (40) days written notice.

(d)    Board Materials. Prior to each meeting of the Board, the Company shall use commercially reasonable efforts to deliver to each Director such materials as are customary for a business similar in size to the Company (and owning a project of similar size to the Renewable Fuels Facility) and operating in the fuels manufacturing business. Such materials may include, without limitation, historical and forecasted operating performance data, historical and forecasted financial data, market commentary, a progress update on the Company’s goals and strategic initiatives, and any other information reasonably proposed to be included by a Director, in each case, for or in relation to the Company.

(e)    Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board, or any committee designated by the Board, may be taken without a meeting if a consent in writing, setting forth the action to be taken, is signed by at least the same number of Directors as would be required to approve such action if taken at a meeting of the Board.

(f)    Telephonic Conference Meeting. Directors may participate in meetings by means of a conference telephone, videoconference, or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not properly noticed, called or convened. Any meeting convened by telephone or similar communications equipment shall be deemed to have occurred at the location of origination.

(g)    Waiver of Notice Through Attendance. Attendance of a Director at any meeting of the Board or any committee thereof (including by telephone) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not properly noticed, called or convened.

(h)    Committees of the Board. The Board may designate one or more committees, each such committee consisting of one or more of the Directors; provided, however, that so long as Alohi holds the right to appoint at least one (1) Director pursuant to this Agreement, each such committee shall include at least one (1) Director appointed by Alohi.

(i)    Reliance on Books, Reports and Records. Each Director and each member of any committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Director or committee member reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

(j)    Cooperation by Members and the Company. Each of the Members and the Company agree to take such action, or refrain from taking such action, as is within its reasonable control to effect the provisions of this Article V, including causing any Director nominated thereby to take or refrain from taking action for the foregoing purpose. Furthermore, each Member hereby agrees to take all actions necessary to call, or cause the Company or the Directors to call, a special or annual meeting of the Members of the Company and to vote at any such annual or special meeting in favor of, or take all actions by written consent in lieu of any such meeting necessary to cause, the election as Directors of the Board of those individuals so designated in accordance with, and otherwise to effect the intent of this Article V.

Section 5.3    Matters Requiring Unanimous Board Approval and Alohi Approval.

(a)    Subject to Section 5.4 and except as set forth in Section 5.6, from and after the Effective Date, in addition to other matters that require Unanimous Board Approval under this Agreement, unanimous board approval (provided that if at any time Alohi is not entitled to appoint any Director in accordance with Section 5.1(c), such unanimous board approval shall be effective without the approval of any Alohi‑appointed Director) (such unanimous board approval, “Unanimous Board Approval”), shall be required for the following matters:

(i)	Approval of the Business Plan or any additional or alternative mid-term management plan.

(ii)	Except as provided in Section 5.6 and Section 5.5, approval of each Operating Budget, and any changes thereto subject to and in accordance with Section 5.5(a).

(iii)

Any decision to transfer or dispose of, on behalf of the Company or any Subsidiaries, assets in excess of $3,000,000 in any single transaction, or in the aggregate in a series of related transactions, other than in the ordinary course of business for a business of this type, or as contemplated by the Business Plan.

(iv)

The execution and delivery of any Contract or other undertaking by the Company or any Subsidiaries that provides for the payment or performance in excess of $3,000,000 in the aggregate over the term of the Contract, other than in the ordinary course of business for a business of this type, or as more particularly described in the Business Plan.

(v)

Any issuance of any additional equity interest in any Subsidiary of the Company, or of any security or instrument convertible into an equity interest in any Subsidiary of the Company, in each case, other than to the Company or to any other Subsidiary of the Company.

(vi)	Commencing or resolving any claim or dispute that is considered Material to the affairs of the Company, or that otherwise involves a total amount in dispute in excess of $3,000,000.

(vii)	Any distributions of CAFD other than the Required Distributions, or any action to withhold a Required Distribution.

(viii)	Approval of (i) any Proposed Capital Project and (ii) any related subsequent Proposed Capital Project Budget.

(ix)

(1) Any issuance or sale by the Company of any equity interests in the Company or of any security or instrument convertible into equity interests in the Company (other than equity interests issued in connection with funding commitments, as contemplated by the Equity Contribution Agreement or pursuant to Section 3.2, Section 3.3(b), Section 3.3(c), Section 3.4(a), Section 3.4(b), or Section 3.4(d)), or (2) other change in the capital structure of the Company.

(x)	Any repurchase or redemption of any equity interest in the Company that is not on a pro rata basis based on each equity interest holder’s relative Percentage Interest in the Company.

(xi)	Any merger, amalgamation or reorganization of the Company.

(xii)

Except as set forth in Section 7.1(b) or Section 7.1(c), authorizing, filing of any petition for commencement of, or instituting any proceedings for dissolution, liquidation, winding up or Bankruptcy of the Company or any Subsidiary.

(xiii)

Permanent cessation of operations or abandonment of a Material asset of the Company and its Subsidiaries (other than in Emergency circumstances), or suspension of operations for any Material asset of the Company and its Subsidiaries for a period of more than ninety (90) days, other than due to Force Majeure.

(xiv)	Appointment or change of the Company’s auditors.

(xv)	Any changes to the accounting or tax policies or tax status of the Company, except as necessary to comply with Law or changes in GAAP.

(xvi)	Any non-clerical amendment of this Agreement.

(xvii)	A selection, adoption, or modification of any method for allocations or depreciation under Sections 704(b) and 704(c) of the Internal Revenue Code.

(b)    Subject to the proviso at the end of this Section 5.3(b), the following actions shall require Alohi’s consent (not to be unreasonably withheld, conditioned or delayed) even if Alohi holds a Percentage Interest of less than ten percent (10%) but at least five percent (5%):

(i)

Any decision to transfer or dispose of, on behalf of the Company or any Subsidiaries, assets in excess of $10,000,000 in any single transaction, or in the aggregate in a series of related transactions, other than in the ordinary course of business for a business of this type, or as contemplated by the Business Plan; and

(ii)

Any decision by the Company to approve or consent to any third-party contractual arrangement under Section 17.15 of the Services Agreement, in each case, only to the extent such arrangement requires the Company’s consent thereunder;

provided, however, that, in considering and determining whether to grant the consents contemplated under clauses (iii) and (iv) of this Section 5.3(b), Alohi shall, prior to Alohi’s authorization, approval or consent, reasonably consider Par Pacific’s good faith recommendations and considerations with respect to such proposal (which may include Par Pacific’s recommendations and considerations as to the best interest of the Company); provided, further, that any such decision by Alohi shall be in Alohi’s sole and absolute discretion.

(c)    Subject to the proviso at the end of this Section 5.3(c), the following actions shall require Alohi’s consent:

(i)	Any distributions of CAFD that are not in proportion to the Percentage Interest held by the Members;

(ii)

Any amendment to this Agreement that has a material and disproportionate adverse effect on the rights and obligations of Alohi under this Agreement as compared to those of the other Members under this Agreement;

(iii)

The execution and delivery of any Contract or other undertaking in which Par Pacific or any of its Affiliates is the counterparty that provides for the payment or performance in excess of $1,000,000 in the aggregate over the term of the Contract, other than in the ordinary course of business or pursuant to a Transaction Document;

(iv)

Any decision to (i) designate or dispatch a Specialist to the Renewable Fuels Facility pursuant to Section 5.1(a) of the Construction Management Agreement, (ii) cause Construction Manager to assign the Construction Management Agreement to a third party construction manager pursuant to Section 9.3(b) of the Construction Management Agreement or (iii) second personnel to oversee Operator’s response to an extended Force Majeure event pursuant to Section 12.5 of the Operating Agreement;

(v)

Entry into or non-clerical amendment of any Material Related Party Agreement; provided, however, this shall not limit or otherwise affect PHR’s rights and obligations under the Transaction Documents pursuant to and subject to terms and conditions thereunder;

(vi)

Any termination by the Company pursuant to (i) Section 8.1(a) or 8.1(b) of the Construction Management Agreement, (ii) Section 6.1.1(a) of the Operating Agreement, (iii) Section 10.1(a) or 10.1(b) of the Services Agreement, (iv) Section 18 of the Terminalling Agreement, or (v) Section 9.2.1 of the Facilities Agreement, as applicable; provided, however, if Alohi holds less than a five percent (5%) Percentage Interest and intends to exercise any of its termination rights under this Section 5.3(c)(vi), Alohi shall provide Par Pacific with at least five (5) Business Days’ advance written notice prior to exercising such termination rights; and

(vii)

Any decision to initiate, prosecute, settle, compromise, or otherwise resolve a claim or dispute with respect to any Related Party Agreement in which Par Pacific or any of its Affiliates is, or is reasonably expected to become, an adverse party, and Alohi shall at all times retain its unilateral right, exercisable in its sole discretion and without the need for any additional consent, to demand, collect, or otherwise enforce the liquidated damages provided for in Section 3.16(b) of the Services Agreement;

provided, however, that prior to Alohi’s authorization, approval or consent on the matters provided for in this Section 5.3(c), Alohi shall, prior to Alohi’s authorization, approval or consent, reasonably consider Par Pacific’s good faith recommendations and considerations with respect to such proposal (which may include Par Pacific’s recommendations and considerations as to the best interest of the Company); provided, further, that any such decision by Alohi shall be in Alohi’s sole and absolute discretion.

Section 5.4    Pre-approved Agreements. By execution of this Agreement, the Members and their respective appointed Directors shall be deemed to have consented to or approved the execution, delivery, entry into, and performance by the Company or any applicable Subsidiary of the following agreements and transactions without any further approvals by the Board or any Member (other than as expressly set forth in this Section 5.4):

(a)    the budget required to reach the Commercial Operation Date and attached to the Construction Management Agreement, and attached hereto as Exhibit D;

(b)    any group insurance policies or programs (including self-insurance programs) in which the Company participates with its Affiliates (provided, that the annual premiums payable by the Company in connection with such participation shall be included in the Operating Budget for each Calendar Year);

(c)    approval of an operating and financial plan of the Company (the “Business Plan”), as agreed to between Par Pacific and Alohi and attached hereto as Exhibit E;

(d)    the Operating Agreement;

(e)    the Services Agreement;

(f)    the Construction Management Agreement;

(g)    the Terminalling Agreement;

(h)    the Facilities Agreement; and

(i)    the Intermediation Financing.

Section 5.5    Operating Budget and Business Plan.

(a)    The Initial Operating Budget is attached hereto as Exhibit F and shall be the initial Approved Operating Budget without further approval by the Board. Except as provided in Section 5.6, the Board shall approve, by Unanimous Board Approval each subsequent Operating Budget (or any material change thereto) for the relevant Fiscal Year (the “Approved Operating Budget”); provided, however, that any amendment to the then-existing Operating Budget pursuant to Section 4.4 of the Operating Agreement to reflect an Approved Required Upgrade shall not require such Unanimous Board Approval. In the event that no Operating Budget for any Fiscal Year is approved prior to the first day of such Fiscal Year, Default Operating Budget shall be adopted, and shall continue in effect with such modifications as are necessary to cause such prior Approved Operating Budget to comply with the Business Plan until the approval of a new Operating Budget in accordance herewith or otherwise in accordance with the Operating Agreement.

(b)    Each subsequent Business Plan shall be prepared every five (5) years, and the Board may approve the modification or replacement of the Business Plan subject to obtaining Unanimous Board Approval.

Section 5.6    Deadlock.

(a)    Prior to the end of the Lockup Period, if the Board fails to approve any decision regarding (i) the Operating Budget, (ii) any other decisions reasonably required by the occurrence of an Emergency or change in law, in each case affecting the Renewable Fuels Facility ((i) and (ii), each a “Deadlock Matter”), or (iii) any other decisions requiring Unanimous Board Approval as provided in Section 5.3 (an “Unapproved Matter”), any Member may, via written request setting forth in reasonable detail the nature and extent of the Deadlock Matter or Unapproved Matter, request that the Members convene one or more meetings to attempt to resolve such Deadlock Matter or Unapproved Matter through good faith negotiations between senior management of each Member (at the title of Senior Vice President or equivalent) during the thirty (30) days after the occurrence of such Deadlock Matter (the “Deadlock Period”).

(b)    Prior to the end of the Lockup Period, if a Deadlock Matter has not been resolved within the Deadlock Period through the good faith negotiations described in Section 5.6(a), Par Pacific shall have the authority to resolve such unresolved Deadlock Matter. Any such resolution by Par Pacific shall be considered final. Notwithstanding the foregoing, if a Deadlock Matter regarding the any Operating Budget arises in two (2) consecutive years and Par Pacific has exercised its authority to resolve the first such Deadlock Matter, then Par Pacific may not unilaterally resolve the second occurrence of such Operating Budget-related Deadlock Matter over Alohi’s objection; instead, should such Deadlock Matter remain unresolved at the end of the Deadlock Period (an “Unresolved Deadlock”), Alohi shall have the right to sell its Membership Interests in the Company (subject to compliance with the process and rights as described under Article IX as if such sale were taking place after the expiration of the Lockup Period) regardless of whether the Lockup Period remains in effect at the time of exercising such right. Upon the occurrence of an Unresolved Deadlock, upon the written request of Alohi, Par Pacific shall deliver to Alohi a written authorization and accompanying certificate signed by the secretary of Par Pacific evidencing the release and waiver of any restrictions on Alohi to transfer its Units under Section 9.3.

Section 5.7    Termination of Facilities Agreement. Notwithstanding anything in the Operating Agreement, the Facilities Agreement, or this Agreement to the contrary, Par Pacific hereby acknowledges and agrees that the term of the Facilities Agreement shall be co-terminus with the term of the Operating Agreement, and Par Pacific shall not (and shall cause its Affiliates, including PHR, not to) cause the Facilities Agreement to be terminated prior to the expiration or earlier termination of the Operating Agreement unless required pursuant to applicable Law; provided, however, that if the Facilities Agreement is required to be terminated pursuant to applicable Law prior to the expiration or earlier termination of the Operating Agreement, Par Pacific shall (and shall cause its Affiliates to) use commercially reasonable efforts to replace the Facilities Agreement with a lease or similar arrangement to effectuate, to the extent commercially reasonable, the intent of the transactions contemplated by this Agreement and the Commercial Agreements; provided, further, if such transition is not possible despite Par Pacific’s commercially reasonable efforts to transition into such substitute agreement, and the Facilities Agreement is terminated prior to the Operating Agreement, Alohi’s rights under Section 5.3(c)(vi), Section 7.1(c), and Section 10.2 shall be applicable.

ARTICLE VI

BOOKS AND BANK ACCOUNTS

Section 6.1    Maintenance of Books.

(a)    The Company shall keep or cause to be kept at its Registered Office complete and accurate books and records of the Company, including minutes of the proceedings of the Board, any committee thereof and the Members. The records shall include, but not be limited to, a copy of the Certificate of Formation and this Agreement, and all amendments thereto.

(b)    The Company shall make the financial statements and books and records of the Company available to any Member in such forms and at such times as reasonably required by the Member upon request and reasonable notice, subject to the provisions of the Act. The Company shall also make available to any Member, upon request and reasonable notice, subject to the provisions of the Act, copies of any information made available by the Company to any counterparty to any contract with the Company or to any lender that is party to any financing agreement with the Company.

Section 6.2    Accounts. The Company may establish one or more separate bank and investment accounts and arrangements for the Company, which, if so established, shall be maintained in the Company’s name with financial institutions and firms that the Board may determine.

Section 6.3    U.S. Tax Classification. The Members intend that the Company will be taxed as a partnership for United States federal and applicable state and local income tax purposes. The Members agree not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute with respect to their Units and agree not to elect for the Company to be treated as a corporation, or an association taxable as a corporation, under the Code or any similar state statute.

Section 6.4    Fiscal Year. The fiscal year of the Company (the “Fiscal Year”) for financial statement and U.S. federal income tax purposes shall be the Calendar Year.

Section 6.5    Reports and Accounting; Access.

(a)    Quarterly Reports. Within forty five (45) days after the close of each of the first, second and third quarters of each Fiscal Year, and within sixty (60) days after the close of the fourth quarter of each Fiscal Year, the Company shall cause to be furnished to each Member quarterly (and year-to-date) unaudited financial statements of the Company prepared in accordance with GAAP (but without footnotes and subject to year ‐end audit adjustments), including (i) balance sheets showing the Company’s financial position as of the end of such calendar quarter, (ii) supporting profit and loss statements, and (iii) statements of cash flows for such calendar quarter.

(b)    Annual Reports. Within ninety (90) days after the end of each Fiscal Year, the Company shall cause to be furnished to each Member audited financial statements with respect to such Fiscal Year of the Company, consisting of (i) balance sheets showing the Company’s financial position as of the end of such Fiscal Year, (ii) supporting profit and loss statements, and (iii) statements of cash flows for such year (together, the “Financial Statements”), unless such statements are required earlier for regulatory or Securities and Exchange Commission reporting requirements of either Member. The Financial Statements shall be prepared in accordance with GAAP and shall be audited by a nationally-recognized accounting firm.

(c)    Access. Each Member holding a Percentage Interest of ten percent (10%) or more (provided all Units held by an Affiliate of such Member shall be attributed to a Member for this purpose), shall have the right, at reasonable times during normal business hours and upon reasonable notice, to (i) inspect the books and records (including tax returns and any supporting work papers and other documentation related thereto) and other business files, contracts and agreements of the Company and (ii) meet and consult with management employees of the Company and any Subsidiaries regarding their business and activities. The Company and any Subsidiaries shall use reasonable efforts to cause to be delivered to any Member such other information as such Member may reasonably request, including in connection with the determination of its federal, state, local or other tax liability.

(d)    Costs and expenses relating to the preparation and delivery of unaudited and audited financial statements of the Company shall be Operating Expenses of the Company; provided, that incremental costs for early delivery of the audited financial statements shall be paid by the Member requesting such statements.

Section 6.6    Tax Elections. The Company shall make the following federal income tax elections on the appropriate Company Tax Returns:

(a)    to the extent permitted under Code Section 706, to elect the Calendar Year as the Company’s taxable year;

(b)    to elect the accrual method of accounting;

(c)    to elect to amortize any organizational and start-up expenses of the Company ratably over a period of one hundred eighty (180) months as permitted by Code Section 709(b); and

(d)    if a valid election to adjust the basis of the Company’s properties under Code Section 754 is not already in effect, to elect and to reelect, as necessary, pursuant to Code Section 754, to adjust the basis of the Company’s properties, including for any taxable year in which a distribution of the Company’s property as described in Code Section 734 occurs, or a transfer of a Unit as described in Section 743 of the Code occurs; provided, that such transferee shall reimburse the Company promptly for all costs associated with such basis adjustment, including bookkeeping, appraisal and other similar costs.

Section 6.7    Tax Matters.

(a)    Par Pacific is hereby designated as the Company’s “partnership representative” for purposes of the Partnership Tax Audit Rules (the “Partnership Representative”), and shall cause to be prepared and shall sign all Tax Returns of the Company and, subject to the rights of the Members and the obligations and limitations imposed on the Partnership Representative in this Section 6.7, shall have all of the rights, authority and power, and shall be subject to all of the obligations, of a partnership representative, to the extent provided in the Partnership Tax Audit Rules. The Partnership Representative is hereby granted the corresponding designation under any state, local or non-U.S. Laws. The Partnership Representative is hereby directed and authorized to take whatever steps the Partnership Representative, in its reasonable discretion, deems necessary or desirable to perfect such designation, including filing any forms or documents with the IRS and taking such other action as may from time to time be required under the Treasury Regulations. If the Partnership Representative is not an individual, then the Partnership Representative shall appoint a “designated individual” in accordance with Section 301.6223-1(b)(3) of the Regulations (the “Designated Individual”).

(b)    The Partnership Representative shall be authorized to take any actions necessary, with respect to any audit, examination or investigation of the Company by any taxing authority or any other tax-related administrative or judicial proceeding with respect to the Company (any such proceeding, a “Tax Proceeding”); provided, that the Partnership Representative shall (i) provide each Member with a copy of any notice related to any Material Tax Proceeding that the Company or the Partnership Representative receives from a Governmental Authority within ten (10) days of receipt, (ii) keep each Member reasonably informed of any Material Tax Proceeding, and shall consider any comments of such Member in respect of such Tax Proceeding in good faith (including comments to submissions by the Company or the Partnership Representative in connection with such Tax Proceeding), (iii) allow each Member an opportunity to participate in all such Tax Proceedings, (iv) advise and consult with each Member as to Material proposed adjustments to the federal or state income Tax Returns of the Company and (v) not take any action that is prohibited by Section 6.6 and this Section 6.7. Subject to the Partnership Representative’s compliance with Section 6.6 and this Section 6.7, each Member acknowledges and agrees that both the Company and the Members will be bound by the actions taken by the Partnership Representative in connection with any Tax Proceeding. In connection with any Tax Proceeding, each Member and former Member shall provide such information, and shall execute, certify, acknowledge and deliver such documents and certifications, as the Partnership Representative may reasonably request, including any information necessary to reduce the amount of any resulting tax required to be paid by the Company, subject, in each case, to the preservation of attorney-client privilege.

(c)    For any issue or matter relating to any Fiscal Year, the Partnership Representative shall not, without the consent of each Member (not to be unreasonably withheld, condition or delayed) (i) enter into a settlement agreement with the IRS relating to any Company item for any Fiscal Year that would disproportionately and materially adversely impact such Member as compared to the other Members; or (ii) make a “push-out” election pursuant to Section 6226(a) of the Code or elect the “pull-in” procedure pursuant to Section 6225(c) of the Code.

(d)    Except as otherwise provided in Section 6.6 and this Section 6.7, the Partnership Representative may make or refrain from making any tax elections for the Company allowed under the Code or the tax Law of any state or other jurisdiction having taxing jurisdiction over the Company. Notwithstanding anything to the contrary in this Agreement, neither the Company nor the Partnership Representative, in the Partnership Representative’s capacity as such, shall make any election or take any action with respect to taxes that would reasonably be expected to disproportionately and materially adversely impact any Member as compared to the treatment of the other Members without the prior written consent of such adversely affected Member, which consent shall not be unreasonably withheld, conditioned or delayed.

(e)    Any taxes, penalties, and interest payable by the Company or any fiscally transparent entity in which the Company owns an interest under Code Sections 6221 through 6235 will be treated as specifically attributable to the Members, and the Partnership Representative will use reasonable best efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as determined by the Partnership Representative; provided, however, that in the event a Member disagrees with the Partnership Representative’s allocation of the burden of (or any diminution in distributable proceeds resulting from) any material amount of such taxes, penalties or interest, then the Members and the Partnership Representative shall jointly select an accounting firm to review and determine the appropriate allocation, which allocation shall be binding on the Partnership Representative and the Members. In connection with the foregoing, to the extent that the Company is assessed amounts under Section 6221(a) of the Code (and without duplication of the provisions of Section 4.5), each current or former Member to which the assessment relates will remit to the Company, within thirty (30) days’ written notice by the Partnership Representative, an amount equal to such Member’s allocable share of the assessment, including such Member’s allocable share of any interest imposed on the Company.

(f)    Any reasonable cost or expense incurred by the Partnership Representative in connection with its duties as Partnership Representative or by the Designated Individual or any other Member discharging the duties of the Partnership Representative shall be paid by the Company.

(g)    The Board shall be entitled to designate a replacement Partnership Representative.

Section 6.8    Tax Returns.

(a)    The Company shall prepare, or cause to be prepared, and timely file, or cause to be timely filed, all federal, state and local Tax Returns required to be filed by the Company. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is reasonably necessary to enable the Company’s Tax Returns to be timely prepared and filed.

(b)    The Company shall use commercially reasonable efforts to furnish to the Members, by no later than March 31 of each year, an estimate of all items of Company income, gain, loss, deduction, and credit of the Company and the Members’ respective allocable shares thereof expected to be reported on the Tax Return to be filed by the Company for the immediately preceding taxable year.

(c)    The Company shall furnish to the Members the Tax Return proposed to be filed by the Company no less than thirty (30) days prior to the date (as extended) on which the Company is required to file such Tax Return.

(d)    Costs of Preparation. The Company shall bear the costs of the preparation and filing of its returns.

Section 6.9    Cooperation. Subject to the provisions of this Article VI, each Member shall provide the Company with such assistance as may reasonably be requested by the Company in connection with the preparation of any tax return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to the liability for any taxes with respect to the operations of the Company or the allowance or disallowance or recapture of any tax credits relating to the business of the Company.

ARTICLE VII

DISSOLUTION & BUYOUT

Section 7.1    Dissolution Events. Subject to Section 7.2, each of the following items in Section 7.1(a), Section 7.1(b) and Section 7.1(c), is a “Dissolution Event”:

(a)    The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(i)	a vote (or written consent) of the Board in accordance with Section 5.3 to dissolve the Company in accordance with the Act;

(ii)	a merger of the Company where the Company is not a successor limited liability company; and

(iii)	entry of a final decree, by a court of competent jurisdiction, of the dissolution of the Company under the Act.

(b)    Subject to Section 7.2(a)(i), either Member shall have the right, in its sole discretion, to elect to dissolve the Company by delivering written notice to the other Member upon the occurrence of a Force Majeure or Destruction Event that the Members are unable to resolve through the applicable process described in Section 10.4.

(c)    Subject to Section 7.2(a)(i), Alohi shall have the right, in its sole discretion, to elect to dissolve the Company by delivering written notice to Par Pacific in the event that the applicable agreement is terminated pursuant to Section 5.3(c)(vi).

Section 7.2    Buyout.

(a)    Par Pacific shall have the right to buyout all of Alohi’s Units in the following circumstances:

(i)

The election by Alohi (or its successors and assigns) to dissolve the Company in accordance with Section 7.1(b) or Section 7.1(c) shall not constitute a Dissolution Event or initiate dissolution proceedings if Par Pacific, in its sole discretion, within ten (10) Business Days of receiving such notice from Alohi, delivers a written notice to Alohi to acquire all of Alohi’s Units (such notice, a “Buyout Notice”) at the higher of the Fair Market Value or Carrying Value thereof, as determined in good faith by the Board (such price, the “Buyout Price,” and such acquisition, the “Buyout”).

(ii)

If Alohi at any time owns less than a five percent (5%) Percentage Interest Par Pacific, in its sole discretion, shall have a right to deliver a Buyout Notice to Alohi, in which case Section 7.2(a)(i) and Section 7.2(b) shall apply mutatis mutandis; provided, however, that the applicable Buyout Price shall be the Fair Market Value of the Company as of such date, as determined by the Board acting in good faith; provided, further, that if Alohi disagrees with the Board’s determination, Alohi may require an independent appraisal. In such case each Member (or, if there are more than two Members, then the two Members with the largest Percentage Interest) shall select an independent appraiser, those two appraisers jointly select a third independent appraiser, and the third appraiser’s determination shall be final and shall establish the Fair Market Value for purposes of this Section 7.2(a)(ii).

(b)    Within ninety (90) days following delivery of a Buyout Notice, Par Pacific shall pay to Alohi the Buyout Price and Alohi shall be obligated to sell all of the Units held thereby free and clear of any liens or encumbrances (other than restrictions imposed by this Agreement and pursuant to applicable federal, state and foreign securities Laws). The Buyout shall be consummated pursuant to a purchase agreement to be in a form agreed upon by the Members in good faith prior to the consummation of any such Buyout. The purchase agreement shall contain typical provisions for a transaction of this type; provided, that Alohi shall only be required to represent and warrant as to (i) its authority to sell, (ii) the enforceability of agreements against Alohi, (iii) that the Units to be Transferred shall be free and clear of any liens, claims or encumbrances (other than restrictions imposed by this Agreement and pursuant to applicable federal, state and foreign securities Laws), (iv) that it is the record and beneficial owner of such Units, and (v) that it has obtained or made all necessary consents, approvals, filings and notices from Governmental Authorities or third parties to consummate the Buyout.

Section 7.3    Distributions on Dissolution.

(a)    The Members hereby appoint the Member with the largest Percentage Interest upon the occurrence of a Dissolution Event to act as the liquidator (the “Liquidator”), and in such capacity, such Member shall constitute a “liquidating trustee” under the Act. Upon a Dissolution Event, the business of the Company shall be continued only to the extent necessary to allow an orderly winding up of its affairs. The Liquidator will (i) prepare (or cause to be prepared) a statement setting forth the assets and liabilities of the Company as of the date of dissolution and shall provide a copy of such statement to all of the Members, and (ii) proceed diligently and in good faith, and in an orderly, businesslike and commercially reasonable manner, to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The Liquidator may sell, and will use commercially reasonable efforts to obtain the best possible price for, any or all Company property, including to Members. For the avoidance of doubt:

(i)	all approval and veto rights set forth in Section 5.3 shall continue during the liquidation;

(ii)	any negotiation or sale in which the Liquidator (or any of its Affiliates) would be the counterparty shall be conducted by, and subject solely to the approval of, the non-conflicted Member; and

(iii)	in no event shall any Company property be sold to a Member (or its Affiliate) for less than Fair Market Value.

(b)    Upon the winding up of the Company, the Company’s assets shall be distributed:

(i)

first, to the satisfaction of the debts, liabilities and obligations of the Company (including any such obligations owing to any Member) and the expenses of liquidation or distribution (whether by payment or reasonable provision for payment and discharge thereof, including by the establishment of a cash escrow fund for contingent, conditional or unmatured liabilities in such amount and for such term as the Liquidator may reasonably determine in accordance with the Act), other than liabilities to Members or former Members for distributions; and

(ii)

second, to the Members, in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 7.3(b)(ii)) for the taxable period of the Company during which the liquidation of the Company occurs (with such date of occurrence being determined pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be by the end of such taxable period (or, if later, within ninety (90) days after said date of such occurrence).

(c)    The distribution of cash and property to a Member in accordance with the provisions of this Section 7.3 constitutes a complete return to the Member of its Capital Contribution and a complete distribution to the Member on its Units in the Company of all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. If the assets of the Company remaining after the payment or discharge of the debts and liabilities of the Company are insufficient to return Capital Contributions of each Member, such Member shall have no recourse against the Company or any other Member.

Section 7.4    No Withdrawal by Members. Except as expressly provided in this Agreement, a Member may not withdraw from the Company prior to its dissolution and winding up, and no Unit is redeemable or re-purchasable by the Company at the option of a Member. Except as expressly provided in this Agreement, no event affecting a Member (including death, Bankruptcy or insolvency) shall affect its obligations under this Agreement or shall affect the Company.

ARTICLE VIII

INDEMNIFICATION

Section 8.1    Limitations on Liability of Members. Notwithstanding any other provision in this Agreement, the liability of each Member shall be strictly limited to the amount of its respective Capital Contribution to the Company. Neither Member shall, under any circumstances, be liable for or subject to any obligations, liabilities, or debts of the Company beyond its Capital Contribution, whether arising from contracts, torts, statutory obligations, or otherwise. For the avoidance of doubt, and except in the case of fraud, no Member shall be held responsible for any credit, financial, or operational obligations of the Company or any claims made by third parties against the Company.

Section 8.2    Indemnification of Members, Directors and other Eligible Persons.

(a)    To the extent not inconsistent with applicable Law, every Eligible Person shall be indemnified by the Company against all Liability and reasonable Expense that may be incurred by him or her in connection with or resulting from any Claim, if such Eligible Person is determined to have acted in good faith, in what he or she reasonably believed to be the best interests of the Company or at least not opposed to its best interests and, in addition, with respect to any criminal Claim is determined to have had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful. The termination of any Claim, by judgment, order, settlement (whether with or without court approval), or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that an Eligible Person did not meet the foregoing standards of conduct set forth in this Section 8.2(a).

(b)    The term “Claim” as used in this Section 8.2 shall include every pending, threatened or completed claim, action, suit or proceeding and all appeals thereof (whether brought by or in the right of this Company or any other Person or otherwise), civil, criminal, administrative or investigative, formal or informal, in which an Eligible Person may become involved, as a party or otherwise:

(i)	by reason of his or her being or having been an Eligible Person; or

(ii)

by reason of any action taken or not taken by him or her in his or her capacity as an Eligible Person, whether or not he or she continued in such capacity at the time such Liability or Expense shall have been incurred.

(c)    The term “Eligible Person” as used in this Section 8.2 shall mean every Person (and the estate, heirs and personal representatives of such Person) who is or was a Member, Director, Partnership Representative, Officer, employee or agent of the Company or is or was serving at the request of the Company as a member, director, board observer, officer, employee, agent or fiduciary of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust or other organization or entity, whether for profit or not.

(d)    The terms “Liability” and “Expense” as used in this Section 8.2 shall include, but shall not be limited to, counsel fees and disbursements and amounts of judgments, fines or penalties against, and amounts paid in settlement by or on behalf of, an Eligible Person.

(e)    The rights of indemnification provided in this Section 8.2 shall be in addition to any rights to which any Eligible Person may otherwise be entitled. Irrespective of the provisions of this Section 8.2, the Board may, at any time and from time to time, approve indemnification of any Eligible Person to the full extent permitted by the provisions of applicable Law at the time in effect, whether on account of past or future transactions.

(f)    The Company shall purchase and maintain insurance on behalf of any Eligible Person against any Liability asserted against him or her or any Liability or Expense incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him against such Liability or Expense.

(g)    Expenses incurred by an Eligible Person with respect to any Claim, shall be advanced by the Company prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the Eligible Person to repay such amount if he or she is determined not to be entitled to indemnification.

(h)    The provisions of this Section 8.2 shall be deemed to be a contract between the Company and each Eligible Person, and an Eligible Person’s rights hereunder shall not be diminished or otherwise adversely affected by any repeal, amendment or modification of this Section 8.2 that occurs subsequent to such Person becoming an Eligible Person.

(i)    The provisions of this Section 8.2 shall be applicable to Claims made or commenced after the adoption hereof, whether arising from acts or omissions to act occurring before or after the adoption hereof.

(j)    Notwithstanding anything to the contrary in this Agreement, in no event shall any amendment, supplement or other modification to the provisions of this Section 8.2 or any other provisions of this Agreement reduce the rights, entitlements or benefits of any Eligible Person under the provisions of this Section 8.2.

(k)    The provisions of this Section 8.2 shall survive the termination of this Agreement as to matters that occurred prior to such termination.

Section 8.3    Reliance. Each Director and Officer (if any) shall be fully protected in relying in good faith (a) upon the records of the Company and the Subsidiaries and upon such information, opinions, reports or statements presented to such Director or Officer by any service provider to the Company as to matters that the Director or Officer reasonably believes are within such Person’s professional or expert competence, and (b) in respect of any specific matter or circumstance requiring interpretation, application, or enforcement of agreements to which the Company or any Subsidiary is a party, such Director or Officer may rely conclusively on the advice of legal counsel and/or qualified industry consultants engaged to advise the Director or Officer or the Company with respect to such matter or circumstance.

Section 8.4    Insurance. The Company shall maintain “directors’ and officers’ insurance” and “errors and omissions’ insurance” policies in respect of the Persons who are Directors and Officers (if any) of the Company in a face amount determined by the Board.

Section 8.5    Indemnification by Members.

(a)    Subject to Section 12.15, each Member (the “Indemnifying Member”) shall indemnify and hold harmless the other Member, its Affiliates and its and their respective officers, directors, stockholders, members and equity partners (collectively, the “Member Indemnified Parties”) from and against all Losses that the Member Indemnified Parties incur arising from or out of any breach of representation, warranty, covenant, obligation or agreement under this Agreement.

(b)    Notwithstanding anything to the contrary herein, the Members shall have a duty to use commercially reasonable efforts to mitigate any Losses arising out of or relating to this Agreement or the transactions contemplated hereby that are subject to indemnification pursuant to Section 8.5(a) hereof.

(c)    If, pursuant to a final and non-appealable decision, any Member Indemnified Party is entitled to recover Losses in respect of a claim of indemnification under Section 8.5(a) above (“Indemnifiable Amounts”), and such Indemnifiable Amounts have not been paid in accordance with this Agreement, then until the full amount of such Indemnifiable Amounts is received in respect of such claim of indemnification by the Person indemnified under such provisions (the “Reimbursed Party”) in addition to all Available Cash that such Reimbursed Party is otherwise due hereunder, all Available Cash that would otherwise have been paid to the Indemnifying Member required to pay such Indemnifiable Amount shall instead be paid to the Reimbursed Party until such Reimbursed Party has received an amount equal to the sum of the Indemnifiable Amounts plus all Available Cash that such Reimbursed Party is otherwise due hereunder during the period that Indemnifiable Amounts are being paid to the Reimbursed Party.

ARTICLE IX

TRANSFERS

Section 9.1    General Restrictions on Transfers.

(a)    A Member may Transfer all or any portion of its Units, or any interest, rights or obligations with respect thereto, only in accordance with and subject to the provisions of this Article IX and Article X.

(b)    Except as otherwise provided in this Agreement with respect to certain specified Transfers, any purported Transfer of a Unit that does not strictly comply with this Article IX and Article X shall be null and void ab initio and of no force or effect whatsoever, and the Company shall not recognize such Transfer. The Member purporting to Transfer all or any portion of its Units in violation of this Article IX or Article X shall indemnify the Company and the other Members from and against any losses, damages, costs, or expenses (including any incremental tax liabilities and attorneys’ fees) resulting from that violation or the enforcement of this indemnity. Nothing in this Agreement shall limit any right or remedy that any Member may have against another Member for an unauthorized Transfer of Units.

(c)    Notwithstanding anything to the contrary in this Agreement, no Unit may be Transferred (and the Company shall not recognize for any purpose a purported Transfer of Units) unless:

(i)

such Transfer shall have been made in accordance with all applicable Laws and regulations, including compliance with the Securities Act, related rules and regulations and all applicable state blue sky and securities Laws;

(ii)	such Transfer will not be required to be registered under the Securities Act;

(iii)	such Transfer will not cause the Company to be required to register as an “investment company” under the Investment Company Act of 1940, as amended;

(iv)	all governmental consents and regulatory approvals, if any, required for the consummation of such Transfer shall have been received;

(v)

such Transfer shall be to a transferee who has the financial resources to meet its obligations as a Member and has, or through Affiliates or contractual arrangements will have, access to the technical resources to actively participate in an investment;

(vi)	such Transfer shall be to a transferee who satisfies bona fide “Know Your Client” compliance requirements of the non-Transferring Member(s) and in any event shall not be to a Prohibited Transferee;

(vii)

in the case of a direct Transfer of Units by a Member, the Company shall have been furnished with the documents effecting such Transfer executed and acknowledged by both the transferor and transferee, together with the written agreement of the transferee to become a party to and be bound by the provisions of this Agreement as a Member in substantially the form attached hereto as Annex I;

(viii)

To the extent that the Company has received Unanimous Board Approval to employ individuals or otherwise engage individuals as employees, or to sponsor, maintain, or contribute to an employee benefit plan subject to ERISA, the following shall apply: (A) the transferee (if not already an Affiliate of the Member at the time of such Transfer) is not an employee benefit plan within the meaning of Section 3(3) of ERISA and is not deemed to constitute “plan assets” within the meaning of Section 3(42) of ERISA and the regulations thereunder, or a “governmental plan” or “church plan” within the meaning of ERISA, or (B) the transferee is an entity described in clause (A) and the Transfer will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or violation of any other applicable Law similar to such provisions; and

(ix)	such Transfer would not reasonably be expected to cause the Company to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

(d)    Upon request of a non-transferring Member, the Member making such Transfer, or the Person to which such Transfer is made, shall deliver to the Company an opinion of counsel (which counsel shall be reasonably satisfactory to the non-transferring Member) with respect to any of the matters set forth in Section 9.1(c)(i), Section 9.1(c)(iv) or Section 9.1(c)(ix).

(e)    Any transferee of the whole or any part of a Unit in a Transfer that is permitted under, and has satisfied the conditions set forth in, the provisions of this Article IX shall become a Member in place of the transferring Member with respect to such Transferred Unit or portion thereof.

(f)    Unless the transferor and transferee in a Transfer satisfying the conditions of this Article IX otherwise agree in writing, and give written notice of such agreement to the Company at least five (5) days prior to the Transfer, all distributions declared to be payable to the transferor at or prior to such Transfer shall be made to the transferor. No Transfer shall relieve the transferor of any of their obligations or liabilities under this Agreement arising prior to the closing of the consummation of such Transfer.

(g)    Subject to compliance with the provisions of this Article IX, a Member may Transfer less than all of its Units.

(h)    Notwithstanding anything to the contrary in this Agreement, and subject to compliance with the provision of this Article IX, if a Member determines to Transfer its Units, the other Members shall (i) reasonably cooperate with a Selling Member in connection with the Transfer, and (ii) use reasonable best efforts to amend this Agreement and/or the organizational documents of the Company, as necessary, to effectuate the addition of the transferee with respect to such Transfer as a member of the Company, so long as, in each case, no other Member’s rights as set forth herein are adversely affected by such actions in any respect.

(i)    No Units may be Transferred to a Company Competitor by any Member or any of its Affiliates.

(j)    Notwithstanding anything to the contrary in this Agreement, no Member shall pledge, hypothecate, grant a security interest in, or otherwise encumber its Units without the prior written consent of the other Members. Any foreclosure, enforcement action, or other realization upon such pledge or security interest shall constitute a Transfer for all purposes of this Agreement and shall be subject to the restrictions set forth in this Article IX, including the provisions in Section 9.4.

(k)    Notwithstanding anything in this Agreement to the contrary, no transaction involving a Par Pacific Change of Control shall be a Transfer under this Agreement or otherwise be subject to any provision, or give rise to any right, under this Article IX.

Section 9.2    Capability Restriction on Transfers; Change of Control .

(a)    Ownership Capability. In addition to the other restrictions on transfer set forth under this Article IX, if Par Pacific proposes to Transfer fifty percent (50%) or more of its Units in the Company to a third party (including, for the avoidance of doubt, any transfer pursuant to Section 9.2(b)), such Transfer shall not be effective unless the transferee has the requisite Ownership Capability. Upon request, Par Pacific shall provide the Company and the other Members with reasonable evidence of the transferee’s Ownership Capability prior to the consummation of the Transfer.

(b)    Change of Control.

(i)

Par Pacific Parent agrees that shall not (and shall cause PHR not to) sell, transfer, or otherwise dispose of, directly or indirectly, (A) the Process Units (such transaction, a “Process Unit Transfer”) or (B) more than fifty percent (50%) of the then-outstanding equity interests in PHR unless, in each case, Par Pacific Parent or Par Pacific concurrently transfers all of its Units in the Company to the same Person as part of the same transaction or series of related transactions (together with a Process Unit Transfer, each, a “PHR Change of Control Transaction”). In connection with any such PHR Change of Control Transaction, Par Pacific Parent, Par Pacific and PHR shall sell or otherwise transfer only to a transferee possessing the requisite Ownership Capability. The proposed transferee in a Process Unit Transfer shall, as a condition to the closing of any such PHR Change of Control Transaction, assume in writing all of PHR’s obligations under all applicable Transaction Documents, including the Operating Agreement and the Services Agreement.

(ii)

Par Pacific Parent and Par Pacific agree that they shall not sell, transfer or otherwise dispose of, directly or indirectly, Units representing more than fifty percent (50%) of the then-outstanding Units in the Company unless, concurrently with such disposition, Par Pacific Parent and Par Pacific sells, transfers or otherwise disposes (and shall cause PHR to sell, Transfer or otherwise dispose) of (A) the Process Units in a Process Units Transfer or (B) equity interests representing more than fifty percent (50%) of the then-outstanding ownership interests in PHR to the same Person or its Affiliates as part of the same or series of related transactions (each, a “HR Change of Control Transaction”). The proposed transferee in a Process Unit Transfer shall, as a condition to the closing of any such HR Change of Control Transaction, shall assume in writing all of PHR’s obligations under all applicable Transaction Documents, including the Operating Agreement and the Services Agreement.

(iii)

In the event that one or a series of related transactions involving the direct or indirect sale of Par Pacific Parent’s and Par Pacific’s interest in PHR or the Company, as applicable, results in a PHR Change of Control Transaction or an HR Change of Control Transaction, then Par Pacific shall comply with Section 9.5 in accordance with its terms.

Section 9.3    Lockup Period.

(a)    Except as otherwise provided herein, neither Par Pacific Parent, Par Pacific, nor any other Member may, during the period beginning on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Lockup Period”), transfer (directly or indirectly) all or any portion of its Units without the prior written consent of the other Member; provided, however, if the Commercial Operation Date is not achieved by the Outside Commercial Operation Date, the Lockup Period and provisions of this Section 9.3(a) shall no longer be applicable, and Alohi shall have the right, in its sole discretion, subject to Section 9.1 and Section 9.4, to sell, Transfer or otherwise dispose of its Units a purchasers for cash, cash equivalents or readily marketable securities without the consent of any other Member or the Board.

(b)    Subject to the provisions of this Article IX, at any time or times after the Lockup Period, Par Pacific Parent, Par Pacific, and any other Member may Transfer its Units to one or more purchasers for cash, cash equivalents or readily marketable securities without the consent of any other Member or the Board.

Section 9.4    Right of First Offer. If at any time following the Lockup Period, a Member or group of Members (the “Selling Member”) proposes to Transfer any or all of its Units to a third party in a transaction that is otherwise not prohibited by this Agreement, then the following provisions shall apply:

(a)    The Selling Member shall deliver a written notice (“ROFO Notice,” and the date such ROFO Notice is provided, the “ROFO Notice Date”) to the other existing Members (the “Buying Member”). The ROFO Notice shall state (i) the Selling Member’s bona fide intent to Transfer Units, and (ii) the number of Units that the Selling Member proposes to Transfer (such number being referred to as the “Offered Units”).

(b)    Upon receipt of the ROFO Notice, the Buying Member shall have a period of thirty (30) Business Days (the “ROFO Response Period”) to notify the Selling Member by delivering written notice of its desire to purchase the Offered Units (a “ROFO Acceptance Notice”).

(c)    If the Buying Member delivers a ROFO Acceptance Notice to the Selling Member, both Members shall use good faith efforts to negotiate exclusively and execute a definitive agreement within forty-five (45) Business Days (the “ROFO Negotiation Period”) from the date of such notification.

(d)    If the Buying Member (i) declines the ROFO Notice; (ii) fails to respond within the ROFO Response Period; or (iii) fails to execute a definitive agreement within the ROFO Negotiation Period, the Selling Member shall have the right to transfer its Units to a third party without the prior written consent of the other Members. Any such transfer to a third party shall be on terms substantively at least as favorable to the Selling Member as were last offered by the Buying Member and declined by the Selling Member.

(e)    If the Selling Member does not execute a definitive agreement with a third party for the transfer of its Units within ninety (90) Business Days after the expiration of the ROFO Response Period or the ROFO Negotiation Period, the term of this Section 9.4 shall be reinstated in its entirety.

(f)    For the avoidance of doubt, prior to delivering the ROFO Notice, the Selling Member may engage in preliminary, non-binding discussions with potential third-party purchasers solely to gauge market interest and indicative pricing, provided that no binding offers or commitments are made during this phase.

(g)    Notwithstanding anything to the contrary in this Section 9.4, the ROFO set forth herein shall not apply to any Transfer by a member of Alohi, of one-hundred percent (100%) of its membership interests in Alohi to the other Person that is a member of Alohi on the Effective Date.

Section 9.5    Tag-Along Rights.

(a)    If, after complying with Section 9.4, a Selling Member desires to transfer to a third party, in one or a series of related transactions:

(i)

Units representing more than fifty percent (50%) of the total number of Units then outstanding (including indirect Transfers where the equity in the Company comprises at least fifty percent (50%) of the value of the transaction);

(ii)

Units representing less than fifty percent (50%) of the total number of Units then outstanding, but which Transfer would result in such third party having more than fifty percent (50%) of the total number of Units then outstanding; or

(iii)	A PHR Change of Control Transaction or HR Change of Control Transaction,

then the Selling Member will provide the other Members with the right to participate in, and Transfer all of such Member’s Units in connection with, such Transfer of Offered Units by the Selling Member pursuant to the terms of this Section 9.5 (in each case, a “Tag-Along Transfer”).

(b)    If applicable pursuant to Section 9.5(a)(a), prior to any proposed Tag-Along Transfer, the Selling Member shall provide the other Members with a written notice (the “Tag-Along Notice”), which shall include (i) the identity of the prospective transferee(s) (the “Tag-Along Transferee”), (ii) the aggregate number of Units the Tag-Along Transferee is willing to purchase, and (iii) the consideration and material terms and conditions upon which the proposed Transfer is to be made. Following receipt of a Tag-Along Notice, each other Member shall have thirty (30) days (the “Tag-Along Period”) to, in its sole discretion, exercise and deliver a written notice of its election to exercise its right to sell its Units on the terms set forth in the Tag-Along Notice (the “Tag-Along Right”).

(c)    Each Member who has exercised its Tag-Along Right (a “Tag-Along Member”) shall have the right, in its sole discretion, to sell all of the Units then held by such Tag-Along Member (the “Tag-Along Units”). The number of Units (the “Tag-Along Offered Units”) that the Selling Member can sell in the proposed sale to the Tag-Along Transferee shall be determined as follows:

(i)

In the event that the Selling Member is willing to proceed only if it can dispose of all of the Units it originally proposed to sell the Tag-Along Transfer shall not be consummated unless the Tag-Along Transferee will purchase:

A.	all Tag-Along Units; and

B.	all Units the Selling Member originally proposed to sell to the Tag-Along Transferee.

If the conditions set out in this Section 9.5(c)(i) are not satisfied, the Selling Member may, in its sole discretion, either withdraw the proposed Transfer or proceed with a proposed Transfer in accordance with Section 9.5(c)(ii) below.

(ii)

If the Selling Member then elects, in its sole discretion, to proceed with a reduced sale pursuant to Section 9.5(c)(i) and the aggregate number of Units the Tag-Along Transferee is willing to purchase (the “Available Units”) is equal to or greater than the number of Tag-Along Units, then all Tag-Along Units shall be included in the Tag-Along Transfer and the Selling Member may sell only the balance of the Available Units that remains after including all Tag-Along Units.

(iii)	For the avoidance of doubt, the Selling Member may not complete any Tag-Along Transfer unless the requirements of this Section 9.5(c), as applicable, have been satisfied.

(d)    The Tag-Along Units will be included in the Tag-Along Transfer on the same terms and subject to the same conditions set forth in the Tag-Along Notice and applicable to the Tag-Along Offered Units that the Selling Member is selling (except that (i) the price payable to Tag-Along Members shall be subject to the Ceiling Price as established under Section 9.5(i), and (ii) governmental consents and approvals shall be obtained by each Tag-Along Member as required under applicable Law, even if different from those required from the Selling Member in connection with the Tag-Along Transfer).

(e)    If any non-Selling Member does not exercise its Tag-Along Right within the Tag-Along Period, the Selling Member and any Tag-Along Member shall have the right to Transfer the Offered Units and Tag-Along Units to the Tag-Along Transferee within one hundred and eighty (180) days after the expiration of such Tag-Along Period and, if the primary reason such Transfer is not then consummated is for failure to obtain regulatory consents or approvals that are conditions to closing in such transaction and such consents and approvals can reasonably be obtained, within one hundred (100) days thereafter, on terms no more favorable than those set forth in the Tag-Along Notice.

(f)    Each Tag-Along Member agrees that it will execute such other agreements as the Selling Member may reasonably request in connection with the consummation of a Tag-Along Transfer and the transactions contemplated thereby, including any purchase agreement, proxies, custody agreements, powers of attorney, written consents in lieu of meetings or waiver of appraisal rights.

(g)    In the event of an indirect Transfer, where the value of the transferred Units is not individually ascertainable due to such transfer being part of a larger transaction (an “Indirect Transfer Sale”), then the consideration payable to a Tag-Along Member for such Tag-Along Units as it applies under this Section 9.5, shall be based upon an allocation of the consideration offered in such Indirect Transfer Sale on a pro rata basis using the Fair Market Value, as determined in good faith by the Board, of the Units as compared to the Fair Market Value, as determined in good faith by the Board, of the overall assets transferred under such Indirect Transfer Sale.

(h)    The fees and expenses of the Selling Member in a Tag-Along Transfer incurred in connection with a Tag-Along Transfer and for the benefit of all Members, to the extent not paid or reimbursed by the Company or purchaser, shall be shared by all the Members on a pro rata basis, based on the consideration received by each Member.

(i)    Notwithstanding anything to the contrary in this Agreement, if the Tag-Along Transfer occurs within the five (5) year period immediately following the Effective Date, the price payable to any Tag-Along Member for its Tag-Along Units shall be the lesser of (i) the per Unit consideration offered by the Tag-Along Transferee, and (ii) the Carrying Value per Unit (the “Ceiling Price”). For the avoidance of doubt, the applicable Ceiling Price shall apply only to Tag-Along Members and not to the Selling Member. After the expiration of the five (5) year period, the Ceiling Price set forth in this Section 9.5(i) shall no longer be applicable.

Section 9.6    Drag-Along.

(a)    If the Selling Member desires to sell, in one or a series of related transactions, all (and not less than all) of its Units and such Units represent more than fifty percent (50%) of the total number of Units then outstanding, after complying with Section 9.4, such Selling Member (as the case may be, the “Dragging Member”) shall have the right (the “Drag-Along Right”), to require all (and not less than all) of the other Members (the “Drag-Along Members”) to sell all (and not less than all) of the Units held by them on the same terms and conditions as are obtained by the Dragging Member with respect to its Units (except as provided in Section 9.6(f) with respect to the Price Floor for Drag-Along Members and subject to the requirement that governmental consents and approvals shall be obtained by each Drag-Along Member as required under applicable Law, even if different from those required from the Dragging Member in connection with the Drag-Along Transfer).

(b)    In order to exercise the Drag-Along Right, the Dragging Member shall deliver a written notice to each Drag-Along Member (a “Drag-Along Notice”) containing (i) confirmation that the third party proposes to acquire all the then outstanding Units, (ii) the name and address of the third party and (iii) the proposed purchase price, terms of payment and other material terms and conditions of the third party’s offer. Each Drag-Along Member shall thereafter be obligated to sell all (and not less than all) of its Units as provided in such Drag-Along Notice (such Transfers, together, the “Drag-Along Transfer”). If the Drag-Along Transfer is not consummated within one hundred and twenty (120) days following delivery of the Drag-Along Notice and the primary reason such Drag-Along Transfer is not consummated is the failure to obtain regulatory consents or approvals that are conditions to closing in such transaction and such consents and approvals cannot reasonable be obtained within one hundred (100) days thereafter, then each Drag-Along Member shall no longer be obligated to sell such Member’s Units pursuant to that specific Drag-Along Notice, but shall remain subject to the provisions of this Section 9.6 with respect to any subsequent Transfer to which the Drag-Along Right would apply.

(c)    In connection with the Transfer of any Member’s Units pursuant to this Section 9.6, such Member shall only be required to represent and warrant as to (i) its authority to sell, (ii) the enforceability of agreements against such Member, (iii) that the Units to be Transferred shall be free and clear of any liens, claims or encumbrances (other than restrictions imposed by this Agreement and pursuant to applicable federal, state and foreign securities Laws), (iv) that it is the record and beneficial owner of such Units, and (v) that it has obtained or made all necessary consents, approvals, filings and notices from Governmental Authorities or third parties to consummate the Transfer.

(d)    The fees and expenses of the Dragging Member incurred in connection with a Drag-Along Transfer and for the benefit of all Members (it being understood that costs incurred by or on behalf of a Dragging Member for its sole benefit will not be considered to be for the benefit of all Members), to the extent not paid or reimbursed by the Company or purchaser, shall be shared by all the Members on a pro rata basis, based on the consideration received by each Member.

(e)    Each Member shall take all actions as may be reasonably necessary to consummate the Drag-Along Transfer, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Dragging Member.

(f)    Notwithstanding anything to the contrary in this Agreement, if the Drag-Along Transfer occurs within the five (5) year period immediately following the Effective Date, the consideration payable to each Drag-Along Member for its Units shall be the greater of (i) the per Unit consideration offered by the third-party purchaser, and (ii) the Carrying Value per Unit (the “Price Floor”). After the expiration of such five (5) year period, the Price Floor in this Section 9.6(f) shall no longer be applicable.

ARTICLE X

REMEDIES UNDER THE TRANSACTION DOCUMENTS

Section 10.1    Put Option.

(a)    Notwithstanding anything to the contrary contained in this Agreement, Alohi shall have the right, in its sole discretion, to exercise a put option (a “Put Option”) requiring Par Pacific to purchase all of the Units held by Alohi for an aggregate purchase price of one dollar ($1.00).

(b)    The Put Option may only be exercised by delivering written notice to Par Pacific indicating Alohi’s intent to exercise the Put Option, which notice shall be irrevocable (a “Put Option Notice”). Upon receipt of the Put Option Notice, Par Pacific shall be obligated to purchase all of the Units held by Alohi, free and clear of any liens or encumbrances within ninety (90) days following delivery of the Put Option Notice.

(c)    The exercise of the Put Option shall be final and binding upon both Members, and the purchase price of one dollar ($1.00) shall be deemed fair and reasonable in light of the terms of this Agreement.

Section 10.2    Transaction Documents Put Right.

(a)    Alohi shall have the right, in its sole discretion, to require Par Pacific to purchase all of the Units held by Alohi if any of the Construction Management Agreement, Operating Agreement or Services Agreement is terminated pursuant to the terms of such agreement as a result of Gross Negligence, Fraud or Willful Misconduct by any Designated Par Pacific Person in breach of Par Pacific’s or its Affiliates’ obligations under such agreement (the circumstances giving rise to such termination right and any such Gross Negligence, Fraud or Willful Misconduct, collectively, a “Significant Breach”), at a per Unit purchase price equal to the Termination Put Price on the date Alohi exercises such right by delivery of a written notice thereof to the Company and Par Pacific (the “Transaction Document Put Right”); provided, that, Alohi shall not have a Transaction Document Put Right unless such Gross Negligence, Fraud or Willful Misconduct shall then have resulted in, or would reasonably be expected to result in, direct damages to the Company exceeding $10,000,000 (the “Materiality Threshold”). Subject to the terms and conditions of this Section 10.2(a), the Transaction Document Put Right shall be exercisable by Alohi for a period of ten (10) years from the Effective Date. In such instance, the provisions of Section 10.1(b) shall apply mutatis mutandis to the exercise and purchase of such Units.

(b)    Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, the Transaction Document Put Right, if exercised by Alohi, shall be Alohi’s and its Affiliates’ and representatives’ sole and exclusive remedy against the Company and Par Pacific, their respective Affiliates and any Designated Par Pacific Person in connection with any breach or termination of any Transaction Document or any Gross Negligence, Fraud or Willful Misconduct (in each case, whether known or unknown, occurring prior to, on or after such date) by any of the Company or Par Pacific, their respective Affiliates or any Designated Par Pacific Person (such breaches, Gross Negligence and Willful Misconduct, collectively, “Transaction Breaches”), and Alohi (on behalf of itself and its Affiliates and representatives) hereby waives and disclaims any right under or in connection with all Transaction Documents to (and shall not) make any claim or initiate any legal proceeding, and will cease and dismiss with prejudice any then existing claim or legal proceeding, for damages or any other remedy (under contract, at law or in equity) arising from or in connection with any Transaction Breaches, other than, if applicable, the exercise of the Transaction Document Put Right. If Alohi elects to make a claim or initiate any legal proceeding for damages or any other remedy (under contract, at law or in equity) arising from or in connection with a Significant Breach, Alohi shall immediately, automatically and irrevocably forfeit the Transaction Document Put Option. If Alohi elects not to exercise the Transaction Document Put Right in respect of a Significant Breach, in no event shall Alohi’s or the Company’s rights under this Agreement or any of the Transaction Documents with respect to seeking damages or making a claim for indemnification thereunder be limited with respect to such Significant Breach other than otherwise limited under this Agreement or any of the Transaction Documents.

(c)    For the avoidance of doubt, the Materiality Threshold shall apply solely to the exercise of the Transaction Document Put Right and shall not limit Alohi’s or the Company’s rights under this Agreement or any of the Transaction Documents to seek damages or make a claim for indemnification thereunder in the event the Transaction Document Put Right is not exercised.

Section 10.3    Downside Period Liquidated Damages. In the event the Provider pays any monthly liquidated damages to the Company in accordance with Section 3.16(b) of the Services Agreement, any such liquidated damages received by the Company shall be distributed by the Company, without any further action necessary on the part of the Board or any Members, solely to Alohi.

Section 10.4    Force Majeure; Destruction Events.

(a)    Force Majeure. In the event that the performance of any material obligation under the Commercial Agreements is prevented, hindered, or delayed in the event of Force Majeure pursuant to the terms of the applicable Commercial Agreement, senior representatives of each Member shall, as soon as reasonably possible, meet and confer in good faith to determine an appropriate course of action and a commercially reasonable path forward. If the applicable Force Majeure event continues for a period exceeding eighteen (18) months from the date on which the affected Party first provides written notice of such Force Majeure (the “FM Period”), and such Force Majeure event has not been cured or otherwise resolved during the FM Period, then either Member may, by written notice to the other Member, declare that a Dissolution Event under Section 7.1(b) has occurred; provided, however, that if PHR (or any applicable Affiliate thereof) is using commercially reasonable efforts to cure or mitigate the effects of such Force Majeure event under the applicable Commercial Agreement and is making demonstrable progress toward resolution, and it is reasonably likely that such Force Majeure event will be cured within a commercially practicable timeframe following the end of the FM Period, then the FM Period shall be extended for so long as such efforts to cure or mitigate the effects of such Force Majeure by PHR continue in good faith.

(b)    Destruction Events. Notwithstanding anything to the contrary in this Agreement or the Transaction Documents, in the event of a Destruction Event, PHR (or any applicable Affiliate thereof) shall promptly notify the Members in writing, and senior representatives of each Member shall, as soon as reasonably possible, meet and confer in good faith to determine an appropriate course of action and a commercially reasonable path forward. If the Destruction Event continues for a period exceeding eighteen (18) months from the date on which PHR (or any applicable Affiliate thereof) provides written notice of such Destruction Event (the “Destruction Period”), and the damage or destruction giving rise to such Destruction Event has not been repaired or otherwise cannot reasonably be expected to be resolved during the Destruction Period, then either Member may, by written notice to the other Member, declare that a Dissolution Event under Section 7.1(b) has occurred; provided, however, that if PHR (or any applicable Affiliate thereof) is using commercially reasonable efforts to repair, rebuild or otherwise restore the Renewable Fuels Facility under the applicable Commercial Agreement and is making demonstrable progress toward such repair, rebuilding or restoration, and it is reasonably likely that such repair, rebuilding or restoration will be completed within a commercially practicable timeframe following the end of the Destruction Period, then the Destruction Period shall be extended for so long as such efforts by PHR continue in good faith.

ARTICLE XI

CAPITAL PROJECTS

Section 11.1    Capital Project Requests.

(a)    At any time from and after the Effective Date, any Member (the “Proposing Member”) may propose a Capital Project (a “Proposed Capital Project”) by delivering a written request (each, a “Capital Project Request”) to the Company’s Board and the other Members (each such other Member, a “Non-Proposing Member”). Any Capital Project Request shall contain a reasonably detailed explanation of all material aspects of the Proposed Capital Project, including (i) a good-faith estimate of (A) the proposed capital and operating budgets related thereto, including the costs and expenses of developing, designing, procuring, constructing, operating and maintaining such Proposed Capital Project and any proposed fees to be payable to the Construction Manager or Operator, as applicable, and (if following Commercial Operation Date) any proposed incremental increase to the Fixed Operating Fee payable to Operator, if applicable, (B) the incremental revenues and EBITDA to be derived from such Proposed Capital Project, (C) the Project IRR for such Proposed Capital Project and the material assumptions used to calculate such Project IRR, which estimate shall be based on such incremental revenues, constructions costs and other expenses that are attributable to such Proposed Capital Project, (D) the time period from the start of construction until the time such Proposed Capital Project is expected to commence commercial service, (E) the estimated date on which the initial capital call for such Proposed Capital Project would be incurred and the estimated timing and amounts of any future capital calls relating thereto, and (F) the estimated schedule of construction costs and other expenses relating to such Proposed Capital Project and, if applicable, (ii) a description of all material provisions of any proposed offtake, throughput or similar commercial contracts in respect of such Proposed Capital Project and to which the Company and any other Person may be a party.

(b)    The Company shall cause the Operator and, if prior to Commercial Operation Date, the Construction Manager, to review the materials set forth in the Capital Project Request and prepare a good faith budget for such Proposed Capital Project, which budget shall be prepared in accordance with the applicable Capital Project Request and include all items of capital cost, expense and revenue in reasonable detail, as well as a schedule of Additional Capital Contributions projected to be required in order to fund the capital costs of such Capital Project (such proposed budget, the “Proposed Capital Project Budget”) and deliver a copy of such Proposed Capital Project Budget to the Company’s Board and the other Members for their review and Unanimous Board Approval under Section 5.3(a). If the Proposed Capital Project Budget does not receive Unanimous Board Approval, the Proposed Capital Project shall be deemed disapproved. If the Proposed Capital Project Budget receives approval hereunder, (i) the Proposed Capital Project shall become an “Approved Capital Project,” (ii) the Proposed Capital Project Budget shall become the “Capital Project Budget” for such Approved Capital Project, and (iii) each Non-Proposing Member shall be obligated to participate in the Approved Capital Project pursuant to this Article XI.

Section 11.2    Participation. The Members shall make Additional Capital Contributions to the Company with respect to each Approved Capital Project in accordance with Section 3.4(c), and such Capital Project shall be implemented in accordance with the applicable Capital Project Budget and the terms of the approval of such Capital Project. The applicable Capital Project Budget shall not be amended except with Board approval.

ARTICLE XII

MISCELLANEOUS

Section 12.1    Entire Agreement. This Agreement (including the Exhibits hereto) contains the entire agreement between the Parties with respect to the transactions contemplated hereby, and supersedes all negotiations, representations, warranties, commitments, offers, contracts and writings prior to the execution date of this Agreement, written or oral, including the Prior LLC Agreement.

Section 12.2    Governing Law; Venue and Jurisdiction.

(a)     THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES THEREOF THAT WOULD COMPEL THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)    WITHOUT AFFECTING THE PARTIES’ AGREEMENT TO ARBITRATE DISPUTES, THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS (OR, IF THAT COURT REFUSES JURISDICTION, THE DISTRICT COURT OF THE STATE OF TEXAS SITTING IN AND FOR HARRIS COUNTY) FOR THE PURPOSES OF INJUNCTIVE RELIEF OR OTHER FORM OF EMERGENCY RELIEF ARISING OUT OF OR BASED UPON THIS AGREEMENT OR RELATING TO THE SUBJECT MATTER HEREOF OR FOR THE ENFORCEMENT OF ANY ARBITRAL AWARD HEREUNDER.

Section 12.3    Representations and Warranties.

Each Member hereby represents and warrants to the Company and each other Member as follows:

(a)    Such Member has duly executed and delivered this Agreement.

(b)    Such Member’s execution, delivery, and performance of this Agreement do not conflict with any other agreement or arrangement to which such Member is a party or by which it is bound.

(c)    Such Member is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933 (the “Securities Act”). The company reserves the right to require that each prospective Member complete and return a confidential investor questionnaire as a condition of acquiring any Units;

(d)    Such Member has knowledge and/or experience investing in securities of companies in early growth or development stages. Such Member acknowledges that such Member is able to fend for himself/herself/itself, can bear the economic risk of such an investment, and has such knowledge and experience in financial or business matters that the Member is capable of evaluating the merits and risks of an investment in the Units.

(e)    Such Member and such Member’s legal, accounting, tax, investment and other professional advisors, if any, have been furnished all materials and responses to their inquiries relating to the Company and its past and proposed activities, the opportunity to acquire the Units or anything set forth herein which they have requested, and have been afforded the opportunity to ask questions of, and to receive answers from the Company and representatives acting on its behalf concerning the terms and conditions of this opportunity to acquire Units or any matter set forth herein and to obtain any additional information necessary to verify the accuracy of any representations or information furnished herein or attached hereto.

(f)    Such Member acknowledges that such Member is acquiring Units after what such member deems to be an adequate investigation of the business, finances and prospects of the Company by such Member and such Member’s advisors, if any.

(g)    Such Member is acquiring Units for such Member’s own account for investment purposes only and not with a view to the resale or distribution of all or any part of such Units, and such Member has no present intention, agreement or arrangement to divide such Units with others or to resell, transfer or otherwise dispose of all or any part of the Units acquired hereunder. Such Member has not taken and will not take or cause to be taken any action that would cause such Member to be deemed an “underwriter” as defined in Section 2(11) of the Securities Act with respect to any of the Units acquired hereunder.

(h)    Such Member understands that there is no public market for the Units, and the Company has no plans to take such action as might reasonably result in the development of such a public market. Such Member has adequate means of providing for such Member’s current needs and personal contingencies and has no need for the liquidity in such Member’s investment in the Units and is capable of bearing the economic risks attendant to an investment in the Units, including the total loss thereof.

(i)    Such Member has no present intention of becoming a resident of any other state or jurisdiction. If such Member is a corporation, trust, partnership, or other entity, such Member has its principal place of business at the address set forth on Schedule A and such Member was not organized for the specific purpose of acquiring the Units.

(j)    Assuming due execution and delivery of the Members of this Agreement, this Agreement constitutes the legal, valid and binding obligation of the Members, enforceable against them in accordance with its terms, except as such enforceability may be subject to applicable bankruptcy, insolvency or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

Section 12.4    Specific Performance. Each Party acknowledges and agrees that irreparable damage would occur to the other Parties, and that the other Parties will not have an adequate remedy at Law, in the event that any of the provisions of this Agreement to be performed by such Party are not performed in accordance with their specific terms or are otherwise breached. Therefore, each Party is entitled to an injunction or injunctions to prevent breaches of this Agreement by the other Parties and/or to specifically enforce the terms and provisions of this Agreement against such other Parties in any court of competent jurisdiction, without bond or other security being required, and appropriate injunctive relief may be applied for by such Parties and granted in connection therewith. Such remedies are, however, cumulative and not exclusive and are in addition to any other remedies which any Party may have under this Agreement or otherwise.

Section 12.5    Notices. Any notice, request, instruction or other communication to be given to a Party pursuant to this Agreement shall be in writing and may be served by hand delivery, by delivering it by courier or sending it by email (with confirmation of transmission) or by prepaid recorded airmail delivery to the address of the Party to receive it set forth below (or to such other address as such Party shall have specified by a notice given to each of the other Parties in accordance with this Section 12.5). Any notice so served by courier, email or post shall be deemed to have been duly served:

(a)    in the case of delivery by hand or by courier, when delivered;

(b)    in the case of an email, at the time of transmission; and

(c)    in the case of prepaid recorded airmail delivery or regulated airmail post on receipt; provided, that in the case of a notice received on a day which is not a Business Day, or after 5:00 p.m. (New York City time) on a Business Day, in the place of receipt, such notice shall be deemed to be received on the next following Business Day in such place. The details for notices, to the extent that such Person is a Party or otherwise entitled to receive notices hereunder, are:

If to the Company:

Hawaii Renewables, LLC
825 Town & Country Lane, Suite 1500

Houston, Texas 77024
Attention: Legal Department
Email: JHollis@parpacific.com; JGoldsmith@parpacific.com

If to a Member:

to the address for such Member as set forth on Schedule A hereto.

Section 12.6    Fees, Costs and Expenses. Each of the parties will bear its own costs and expenses (including legal and tax advisory fees) in connection with the negotiation, preparation and execution of this Agreement and any other related agreements (or any amendment or supplement to any of the foregoing), and the completion of the transactions contemplated hereby and thereby.

Section 12.7    Assignment. Except as otherwise provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective Successors. Neither Member, nor the Company, shall purport to assign or Transfer any or all of its rights or obligations under this Agreement nor grant, declare, create or dispose of any right or interest in this Agreement in whole or in part except with respect to a Transfer in accordance with the terms of this Agreement. Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Any attempted assignment or delegation in contravention of this Section 12.7 shall be null and void ab initio.

Section 12.8    Rights Cumulative; Waiver. The respective rights of each Party under this Agreement are cumulative, may be exercised as often as the applicable Party considers appropriate, and are in addition to such Party’s rights under applicable Law. The respective rights of the Parties under this Agreement shall not be capable of being waived or varied otherwise than by an express waiver or variation in writing duly executed by the Party against whom enforcement of the waiver or variation is being sought, and (a) any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right, (b) any defective or partial exercise of any such rights shall not preclude any other or further exercise of that or any other such right, and (c) no act or course of conduct or negotiation on any of the Parties’ part or on their behalf shall in any way preclude them from exercising any such right or constitute a suspension or variation of any such right.

Section 12.9    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under applicable Law, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under applicable Law, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 12.10    Amendment or Restatement. Except as expressly set forth in this Agreement, neither this Agreement nor the Certificate of Formation may be amended, modified, supplemented or restated, nor may any provisions of this Agreement or the Certificate of Formation be waived, other than with respect to ministerial amendments, modifications, supplements, restatements or waivers, in each case, without the prior written consent of each of Par Pacific and Alohi (or a relevant Successor to a Party hereunder); provided, that a Member’s prior written consent shall also be required for any such amendment, modification, supplement, restatement or waiver that adversely affects such Member’s rights in any material respect.

Section 12.11    Termination. This Agreement shall terminate upon the earlier of (a) the unanimous consent of the Members, and (b) the dissolution of the Company following a Dissolution Event.

Section 12.12    Confidential Information.

(a)    Each Member shall, and shall use its reasonable efforts to cause each of its Affiliates to, keep confidential all information concerning the Company’s (including the Subsidiaries’) business and operations (“Confidential Information”). The foregoing confidentiality requirements shall be subject to each Member’s (i) obligation to disclose any such Confidential Information as required by applicable Laws or regulations, pursuant to a request or order under applicable Laws and regulations or pursuant to a subpoena or other legal process, (ii) right to disclose any Confidential Information to its and its Affiliates’ own employees, officers, managers, investment committee members, limited partner advisory committee members, limited partners, shareholders and members, auditors, lenders, counsel and other agents and professional advisors to the extent they are subject to confidentiality restrictions, (iii) right to disclose any Confidential Information in connection with an initial public offering of the Company, and (iv) right to disclose any Confidential Information to a potential bona fide transferee (and otherwise in connection with such potential bona fide Transfer) or a potential financing source for the Company or any of its parent entities; provided, that (A) any Confidential Information disclosed pursuant to clauses (i) and (iii) shall be disclosed only to the extent required and subject to such confidentiality provisions, if any, as may be provided under applicable Law, and (B) any Confidential Information disclosed pursuant to clause (ii) above or disclosed pursuant to clause (iv) above to a potential bona fide transferee (or otherwise in connection with such potential bona fide Transfer) or potential financing source shall be disclosed pursuant to a confidentiality agreement executed by, or other obligation of confidentiality applicable to, such limited partner, shareholder or member or a confidentiality agreement executed by such potential bona fide transferee or potential financing source, in either case, requiring such limited partner, shareholder or member or such potential bona fide transferee or potential financing source to keep confidential all Confidential Information and, as applicable, requiring (x) that such limited partner, shareholder or member only use such Confidential Information in connection with its evaluation of its investment in the relevant Member, (y) that such bona fide transferee only use such Confidential Information in connection with its evaluation of the proposed Transfer, or (z) that such potential financing source only use such Confidential Information in connection with its evaluation of whether to provide financing to the Company or any of its parent entities. Each Member shall be responsible to the Company for any breaches of confidentiality or use restrictions as contemplated by the preceding sentence. Each of the Members agrees to notify the Company promptly after receipt of any subpoena or other formal process requiring the disclosure or use of any Confidential Information, unless the Party subject to such subpoena or other formal process believes in good faith and upon advice of counsel that it is under an obligation not to make such notification. For the avoidance of doubt, subject to this Section 12.12, Alohi may disclose Confidential Information to its members and their Affiliates.

(b)    Notwithstanding anything to the contrary in this Section 12.12, with respect to each Member, the following information with respect to the Company and its operations does not constitute “Confidential Information” and is not subject to the confidentiality requirements set forth in this Section 12.12:

(i)	information that was publicly known to such Person at the time of the disclosure thereof;

(ii)	information that, subsequent to the disclosure thereof to such Person, becomes publicly known through no act or omission of such Person; and

(iii)

information that otherwise becomes known to such Person other than through disclosure by the Company or through disclosure in violation of this Agreement or any other confidentiality obligation owed to the Company or any other Member (to the extent such confidentiality obligation is known to such Person).

Section 12.13    HEFA Project Opportunities.

(a)    Each Member shall not, and shall cause its Affiliates not to, without the prior written consent of the other Member, either alone or in conjunction with or on behalf of any other Person, directly or indirectly, invest in or otherwise own an interest in, any business or commercial venture in the State of Hawaii with the purpose of producing or processing Renewable Fuels using the HEFA Pathway unless such Member has first presented such opportunity on Arm’s Length Terms (each such opportunity, a “Project Opportunity”) in writing to the Company and the Company, through the Board (for purposes of such determination, any Director designated by the presenting Member abstaining), has declined (or failed to accept) in writing to pursue such Project Opportunity within thirty (30) days after its presentation. Each Member shall offer all such Project Opportunities to the Company regardless of whether such Member believes the Company would be able or willing to pursue such Project Opportunity. The restrictions described under this Section 12.13 shall apply to each Member for so long as such Member remains a Member and for a period of one (1) year thereafter.

(b)    DHC Project. The Parties acknowledge and agree that Par Pacific Parent, Par Pacific or PHR may pursue that certain potential hydrocracker conversion (as further described on Schedule B) using assets owned by PHR (the “DHC Project”). If Par Pacific Parent, Par Pacific or PHR (such Person, the “DHC Project Developer”) proposes to seek third-party equity financing for the DHC Project, DHC Project Developer shall deliver a written notice to the Company stating its intent to seek such third-party equity financing, including a proposal to the Company that includes (i) a reasonably detailed summary of such DHC Project, (ii) an estimated budget with respect to such DHC Project, (iii) the anticipated timing of the DHC Project schedule and (iv) the minimum amount of third party investment contemplated in connection with such DHC Project opportunity (the “DHC Proposal”). The Company, through the Board (for purposes of such determination, any Director designated by Par Pacific abstaining), shall have sixty (60) days from its receipt of the DHC Proposal to determine whether the Company should pursue the DHC Project (the “DHC Project Review Period”), which DHC Project Review Period may be extended by the mutual written agreement of the Company (through the Board, for purposes of such determination, any Director designated by Par Pacific abstaining) and the DHC Project Developer, as applicable. If the Company, through the Board (for purposes of such determination, any Director designated by Par Pacific abstaining), elects not to participate (or does not otherwise communicate its acceptance within the DHC Project Review Period), Par Pacific Parent, Par Pacific or PHR, as applicable, may proceed with the DHC Project with equity financing from one or more third parties on terms, taken as a whole, that are substantively (with respect to material economic and other terms) at least as favorable to Par Pacific Parent, Par Pacific or PHR as those offered in the DHC Proposal; provided, that in such event, the provisions of Section 17.16 of the Services Agreement shall be applicable, including the obligation of the Company and PHR to amend the Services Agreement in good faith to accommodate the DHC Project.

Section 12.14    Dispute Resolution.

(a)    Dispute Resolution Generally. In the event of any claim, controversy or dispute arising out of this Agreement (each a “Dispute” and collectively “Disputes”), the Party initiating dispute resolution procedures pursuant to this Section 12.14 shall so notify the other Party, and the Parties shall enter into direct negotiations to arrive at a mutually agreeable resolution of such Dispute. After receipt of the notification of a Dispute, executives of the Parties shall meet in person at least once, at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to seek to reach a mutually acceptable resolution to the Dispute. In the event the Parties have not reached agreement within thirty (30) Business Days following the notification of a Dispute (regardless of whether the applicable cure period has expired in the case of a Dispute involving a claimed breach), such Dispute shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules in effect as of the date a Party issues its notification of a Dispute, and judgment on any interim or final award rendered by the arbitrator(s) may be entered in any federal or state court located in Houston, Texas. The place of arbitration shall be Houston, Texas. There shall be three arbitrators for a Dispute in excess of Three Million Five Hundred Thousand Dollars ($3,500,000). The arbitration shall be governed by the laws of the State of Delaware. Except as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. The Parties agree to consolidation of two or more arbitrations that relate to the same set of facts, circumstances or events into the first filed arbitration.

(b)    Continuation of Business. The Parties agree that the Business will not be stopped or slowed in any way during the pendency of any Dispute.

(c)    Expert Proceedings.

(i)

For any decision referred to an independent or technical expert, or accounting firm the Parties hereby agree that such decision shall be conducted expeditiously by a technical expert or accounting firm mutually agreed by the Parties.

(ii)

The fees and costs of the technical expert or accounting firm shall be shared equally by the Parties. The accounting firm is not an arbitrator of the dispute and shall not be deemed to be acting in an arbitral capacity.

(iii)

The Party desiring an accounting firm or technical expert determination shall give the other Party written notice of the request for such determination. If the Parties are unable to agree upon an accounting firm or technical expert within ten (10) days after receipt of the written notice of request for such determination, then, upon the request of either Party, the Houston, Texas office of the AAA shall appoint such technical expert or accounting firm. The technical expert or accounting firm, once appointed, shall have no ex parte communications with the Parties concerning the determination or the underlying Dispute.

(iv)

All communications between a Party and the accounting firm or technical expert shall be conducted in writing, with copies sent simultaneously to all other persons participating in the proceeding in the same manner, or at a meeting to which representatives of all persons participating in the proceeding have been invited and of which such persons have been provided at least five (5) Business days’ notice.

(v)

Within fifteen (15) days after the technical expert or accounting firm’s acceptance of its appointment, the Parties shall provide such technical expert or accounting firm with a report containing their proposal for the resolution of the matter and the reasons therefor, accompanied by all relevant supporting information and data. Within thirty (30) days of receipt of the above-described materials and after receipt of additional information or data as may be required by the technical expert or accounting firm, the hired technical expert or accounting firm shall select the proposal which it finds more consistent with the terms of this Agreement and consistent with Par Pacific and its Affiliates’ operations separate from this Agreement. The technical expert or accounting firm may not propose alternate positions or award damages, interest, or penalties to either Party with respect to any matter. The technical expert or accounting firm’s decision shall be final and binding on the Parties. If either Party fails or refuses to honor the decision of such technical expert or accounting firm, such Party shall be in default under this Agreement.

(d)    Injunctive Relief. Notwithstanding the foregoing, any Party shall have the right to seek specific performance or other injunctive relief to the extent necessary to avoid the imposition of irreparable harm or otherwise to preserve the status quo.

(e)    Confidentiality. All Disputes resolved pursuant to this Section 12.14 shall be subject to the confidentiality provisions set forth in Section 12.12.

Section 12.15    Limitations on Liability. No Member shall be liable to any other Member or any indemnitee for any indirect, incidental, consequential, special, treble, exemplary or punitive damages, nor for any loss of profit, loss of use, loss of business or business interruption damages of any kind, excluding, for avoidance of doubt, indemnification of claims made by third parties for such damages.

Section 12.16    Further Assurances. Each of the Parties agrees to perform (or procure the performance of) all reasonable further acts and things within its control, and execute and deliver (or procure the execution and delivery of) such further documents, as may be reasonably required by the other party to implement and/or give effect to this Agreement and the transactions contemplated hereby.

Section 12.17    Counterparts. This Agreement may be executed by electronic delivery of signatures, and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each Party and delivered, including by electronic means, to the other Party.

Section 12.18    No Third Party Beneficiaries. The Eligible Persons shall be express intended third party beneficiaries of Section 8.2. Except as set forth in the immediately preceding sentence, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.

Section 12.19    Time of Essence. The Parties agree that time is and will be of the essence of this Agreement in all respects, including in respect of the consideration of matters requiring Unanimous Board Approval pursuant to Section 5.3.

Section 12.20    Public Announcements; Mutual Efforts. No Party shall issue any press release or announcement to the general public concerning this Agreement or the transactions contemplated hereby, or make any other disclosure to the general public containing or pertaining to the terms of this Agreement, without obtaining the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, unless, in the judgment of such disclosing party, disclosure is required in order to (i) comply with applicable Law, (ii) comply with any order of a court of competent jurisdiction or any order, decree, regulation, or rule of any Governmental Authority, or (iii) comply with the requirements of any recognized stock exchange on which the shares of such Party or their Affiliates are listed; provided that the Party intending to make such disclosure shall use its commercially reasonable efforts, consistent with such applicable Law, order of a court of competent jurisdiction or order, decree, regulation, or rule of such Governmental Authority, or the requirements of such stock exchange, to consult with the other Party with respect to the text thereof. Additionally, this Agreement is a joint effort of the Parties hereto and each provision hereof has been subject to the consultation, negotiation, and agreement of sophisticated Parties and therefore shall not be construed for or against any Party hereto.

Section 12.21    Par Pacific Guarantee.

(a)    Par Pacific Parent hereby absolutely, unconditionally, and irrevocably guarantees, without demand, to the Company and Alohi (as applicable) the due and punctual payment by Par Pacific of all the following obligations to pay and other liabilities of Par Pacific:

(i)	Par Pacific’s obligation in relation to the remaining amount required to complete the funding of the Par Pacific Capital Commitment as provided for in Section 3.3(a);

(ii)

To the extent that Par Pacific delivers a Contribution Notice in connection with a Call Notice in connection with a Pre-COD Additional Capital Call issued as provided for in Section 3.3(b), Par Pacific’s obligation to contribute its Percentage Interest of such Pre-COD Additional Capital as provided for in Section 3.3(b);

(iii)	If the Company requests a Working Capital Loan, Par Pacific’s obligation to lend up to Fifteen Million Dollars ($15,000,000) pursuant to the terms, and as provide for in, Section 3.3(c);

(iv)

To the extent that Par Pacific delivers a Contribution Notice in connection with a Call Notice in connection with a Working Capital Funding Call issued as provided for in Section 3.3(c), Par Pacific’s obligation to contribute its Percentage Interest of such Working Capital Funding Needs as provided for in Section 3.3(c);

(v)

To the extent that Par Pacific delivers a Contribution Notice in connection with a Call Notice issued as provided for in Section 3.4(a), Par Pacific’s obligation to contribute its Percentage Interest of such amount specified in such Call Notice as provided for in Section 3.4(a);

(vi)

To the extent that Par Pacific delivers a Contribution Notice in connection with a Call Notice issued in connection with a request for Additional Working Capital as provided for in Section 3.4(b), Par Pacific’s obligation to contribute its Percentage Interest of such amount specified in such Call Notice as provided for in Section 3.4(b);

(vii)

To the extent that Par Pacific delivers a Contribution Notice in connection with a Call Notice issued in connection with an Approved Capital Project as provided for in Section 3.4(c), Par Pacific’s obligation to contribute its Percentage Interest of such amount specified in such Call Notice as provided for in Section 3.4(c);

(viii)

To the extent that Par Pacific delivers a Contribution Notice in connection with a Call Notice issued in connection with Emergency Expenditures as provided for in Section 3.4(d), Par Pacific’s obligation to contribute its Percentage Interest of such amount specified in such Call Notice as provided for in Section 3.4(d);

(ix)

To the extent that Par Pacific delivers a Buyout Notice as provided for in Section 7.2, Par Pacific’s obligation to Buyout all of Alohi’s Units as provided for in Section 7.2, including payment of the Buyout Price;

(x)

Par Pacific’s obligation to indemnify the Member Indemnified Parties of Alohi from and against all Losses that the Member Indemnified Parties of Alohi incur arising from or out of any breach of representation, warranty, covenant, obligation or agreement under this Agreement by Par Pacific, as provided for in Section 8.5, excluding any Losses relating to claims by or other liabilities to any third parties, including any Governmental Authority for Environmental Liabilities (as defined in the Operating Agreement);

(xi)

Par Pacific’s obligation to indemnify the Company and Alohi from and against any losses, damages, costs, or expenses (including any incremental tax liabilities and attorneys’ fees) resulting from Par Pacific’s purported Transfer of all or any portion of its Units in violation of Article IX or Article X or the enforcement of such indemnity as provided for in Section 9.1(b);

(xii)

To the extent that the Members execute a definitive agreement as provided for in Section 9.4(c), Par Pacific’s obligation to purchase from, and pay the purchase price to, Alohi in connection with Par Pacific’s purchase of the Offered Units as provided for in Section 9.4;

(xiii)

To the extent Alohi exercises its Put Option as provided for in Section 10.1, Par Pacific’s obligation to purchase all of the Units held by, and pay the purchase price to, Alohi for an aggregate purchase price of one dollar ($1.00) as provided for in Section 10.1; and

(xiv)

To the extent Alohi exercises its Transaction Document Put Right as provided for in Section 10.2, Par Pacific’s obligation to purchase all of the Units held by, and pay the purchase price to, Alohi as provided for in Section 10.2;

(collectively, the “Guaranteed Par Pacific Obligations”).

(b)    The obligations of Par Pacific Parent hereunder are a continuing guarantee of payment , and shall remain in full force and effect to the extent Guaranteed Par Pacific Obligations have been fully performed, satisfied, or discharged.

(c)    Par Pacific Parent hereby waives (i) any requirement that the Company or Alohi first seek recourse against Par Pacific or any other Person before enforcing this guarantee, (ii) any defense arising by reason of any amendment, modification, waiver, or extension of this Agreement or the Guaranteed Par Pacific Obligations (provided that this Section 12.21 shall not extend the scope or duration of Par Pacific Parent’s liability beyond the Guaranteed Par Pacific Obligations as in effect on the date hereof or as consented to in writing by Par Pacific Parent), and (iii) any other defenses available to a guarantor under applicable law (other than defenses relating to payment or performance in full or defenses Par Pacific may have under this Agreement or applicable law).

(d)    This guarantee shall be binding upon Par Pacific Parent and its successors and permitted assigns, and shall inure to the benefit of the Company, Alohi and their respective successors and assigns.

(e)    Nothing herein shall be construed to expand Par Pacific Parent’s liability beyond the Guaranteed Par Pacific Obligations, which are expressly limited as identified above, and the guaranty provided under this Section 12.21 shall not exceed or expand the obligations borne by Par Pacific under the LLCA.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

COMPANY:

Hawaii Renewables, LLC

By:	/s/ Shawn Flores
Name: Shawn Flores
Title: Chief Financial Officer

MEMBER:

Hawaii Renewables Holdings, LLC

By:	/s/ Shawn Flores
Name: Shawn Flores
Title: Senior Vice President & Chief Financial Officer

SOLELY WITH RESPECT TO THE OBLIGATIONS OF PAR PACIFIC PARENT SET FORTH IN SECTION 9.2(B), SECTION 9.3 AND SECTION 12.21:

Par Pacific Holdings, Inc.

By:	/s/ Shawn Flores
Name: Shawn Flores
Title: Senior Vice President & Chief Financial Officer

Signature Page to Hawaii Renewables Second Amended and Restated LLC Agreement

MEMBER:

Alohi Renewable Energy LLC

By:	/s/ Taro Yanagidate
Name: Taro Yanagidate
Title: Chief Executive Officer

Signature Page to Hawaii Renewables Second Amended and Restated LLC Agreement

EXHIBIT A

DEFINED TERMS

“AAA” has the meaning set forth in Section 12.14(a).

“Accrued Fees” has the meaning set forth in Section 4.2(a)(ii).

“Act” has the meaning set forth in the Recitals.

“Additional Capital Contribution” means any Capital Contribution by a Member to the Company other than the Initial Capital Contributions.

“Additional Working Capital” has the meaning set forth in Section 3.4(b).

“Adjusted Capital Account Deficit” means with respect to any Capital Account as of the end of any Fiscal Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Person’s Capital Account balance shall be (a) reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and (b) increased for any amount such Person is obligated to contribute to the Company or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(l) and 1.704-2(i) (relating to minimum gain). This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently with the Treasury Regulations.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person. For the avoidance of doubt and notwithstanding anything to the contrary in the foregoing, for purposes of this Agreement, none of the Company or any of its Subsidiaries shall be considered an “Affiliate” of any Member or such Member’s Affiliates.

“Agreement” has the meaning set forth in the Preamble.

“Alohi” has the meaning set forth in the Preamble.

“Alohi Capital Contribution” has the meaning set forth in the Equity Contribution Agreement.

“Approved Capital Project” has the meaning set forth in Section 11.1(b).

“Approved Operating Budget” has the meaning set forth in Section 5.5(a).

“Approved Required Upgrade” has the meaning set forth in the Operating Agreement.

“Arm’s Length Terms” means an agreement on economic terms that could have been obtained if negotiated on an arms’ length basis with economic terms no less favorable to the Company and its Subsidiaries than those that could be obtained from a non-Affiliated party, as determined in good faith by the Board.

“Available Cash” shall mean, with respect to any Calendar Quarter ending prior to the dissolution or liquidation of the Company, without duplication, a good faith estimate by the Board of the sum of all cash and cash equivalents of the Company and any Subsidiaries expected to be on hand as of the end of such Calendar Quarter, less (a) Cash Reserves or (b) Default Cash Reserves (if no Cash Reserves are approved or deemed approved).

“Available Units” has the meaning set forth in Section 9.5(c)(ii).

“Bankruptcy” means, with respect to any Person: (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under the U.S. Bankruptcy Code (or corresponding provisions of future Laws) or any other insolvency Law, or a Person’s filing an answer consenting to or acquiescing in any such petition; (b) the making by such Person of any assignment for the benefit of its creditors or the admission by a Person of its inability to pay its debts as they mature; or (c) the expiration of sixty (60) days after the filing of an involuntary petition under the U.S. Bankruptcy Code (or corresponding provisions of future applicable Laws) seeking an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other insolvency Law, unless the same shall have been vacated, set aside or stayed within such sixty (60) day period.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Board” has the meaning set forth in Section 5.1(a).

“Board Observer” has the meaning set forth in Section 5.1(d).

“Business” means the ownership, development, operation or management of a manufacturing facility producing Renewable Fuels.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Business Plan” has the meaning set forth in Section 5.4(c).

“Buying Member” has the meaning set forth in Section 9.4(a).

“Buyout” has the meaning set for in Section 7.2(a).

“Buyout Notice” has the meaning set for in Section 7.2(a).

“Buyout Price” has the meaning set for in Section 7.2(a).

“CAFD” has the meaning set forth in Section 4.2(b).

“Calendar Month” means any of the months of the Gregorian calendar.

“Calendar Quarter” means a period of three consecutive Calendar Months commencing on the first day of January, the first day of April, the first day of July and the first day of October in any Calendar Year.

“Calendar Year” means a period of twelve consecutive Calendar Months commencing on the first day of January and ending on the following thirty-first day of December, according to the Gregorian calendar.

“Call Notice” means any call notice issued by the Board to the Members pursuant to Article III requesting the making of Additional Capital Contributions by the Members to the Company.

“Capital Account” has the meaning set forth in Section 3.6(a).

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Fair Market Value of any property contributed to the Company with respect to the Units in the Company held or purchased by such Member.

“Capital Project” means any project or initiative that involves the development, design, procurement, construction, operation, or maintenance of new infrastructure, facilities, upgrades, modifications, or expansions related to the Renewable Fuels Facility.

“Capital Project Budget” has the meaning set forth in Section 11.1(b).

“Capital Project Request” has the meaning set forth in Section 11.1(a).

“Carrying Value” means with respect to any Company property, such property’s book value determined in accordance with the principles of Section 1.704-1(b) of the Treasury Regulations. Consequently, each property’s Carrying Value is equal to the property’s adjusted basis for federal income tax purposes, except as follows: (a) the initial Carrying Value of any contributed property shall be the gross Fair Market Value of such property; (b) the Carrying Values of all of the Company’s properties may, in the discretion of the Board or as otherwise required by this Agreement, be adjusted to equal their respective gross Fair Market Values immediately prior to (i) a Capital Contribution or a contribution of services to the Company by a new or existing Member as consideration for Units, (ii) the distribution by the Company to a Member of any Company property as consideration for the redemption of Units and (iii) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, except as provided in Section 1.704-1(b)(2)(iv)(1) of the Treasury Regulations; (c) the Carrying Value of any Company property distributed to any Member shall be adjusted to equal the gross Fair Market Value of such property on the date of distribution; (d) the Carrying Value of Company property will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 50(c), 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining capital accounts pursuant to Section 1.704-1(b)(2)(iv)(j) and (m) of the Treasury Regulations; provided, that the Carrying Value will not be adjusted pursuant to this clause (d) to the extent that the Board reasonably determines that an adjustment pursuant to clause (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to clause (d); and (e) the Carrying Value of Company property will be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits and Losses.

“Cash Reserves” has the meaning set forth in the Operating Agreement.

“Casualty Loss” has the meaning set forth in the Equity Contribution Agreement.

“Ceiling Price” has the meaning set forth in Section 9.5(i).

“Certificate of Formation” has the meaning set forth in the Recitals.

“Chairman” has the meaning set forth in Section 5.1(e).

“Claim” has the meaning set forth in Section 8.2(b).

“Closing” has the meaning set forth in the Equity Contribution Agreement.

“Closing Date” has the meaning set forth in the Equity Contribution Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

“Commercial Agreements” means the Operating Agreement, the Services Agreement, the Terminalling Agreement, the Construction Management Agreement and the Facilities Agreement.

“Commercial Operation Date” has the meaning set forth in the Construction Management Agreement.

“Company” has the meaning set forth in the Preamble.

“Company Competitor” means any Person (i) primarily operating or otherwise engaged in the same line of Business as the Company and (ii) located in the State of Hawaii.

“Confidential Information” has the meaning set forth in Section 12.12(a).

“Construction Management Agreement” means that certain construction management agreement, dated as of the Effective Date, between the Company and Construction Manager, as amended from time to time.

“Construction Manager” has the meaning set forth in the Construction Management Agreement.

“Contract” means any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement or understanding, whether written or oral.

“Contributing Member” has the meaning set forth in Section 3.2.

“Contribution and Joinder Agreement” has the meaning set forth in the recitals.

“Contribution Defaulting Member” has the meaning set forth in Section 3.5(a).

“Contribution Notice” has the meaning set forth in Section 3.2.

“Control” means (a) the beneficial ownership of fifty percent (50%) or more of the voting power of a Person, by contract or otherwise, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities, by contract or otherwise, which, for the avoidance of doubt, shall include through a Person’s capacity as general partner, manager, member, managing member, trustee, responsible entity, nominee, or adviser or otherwise, or (c) the power to appoint or remove a majority of the directors of a Person (or Persons holding a similar position in any Person that is not a corporation). The terms “Controls,” “Controlling,” “Controlled,” “under common Control with” have correlative meanings.

“Conversion Contribution” has the meaning set forth in Section 3.5(c).

“Deadlock Matter” has the meaning set forth in Section 5.6(a).

“Deadlock Period” has the meaning set forth in Section 5.6(a).

“Default Cash Reserves” means an amount of cash equal to the Company’s budgeted expenditures in each of the applicable Operating Budgets for the succeeding one hundred eighty (180) days following the date of determination.

“Default Notice” has the meaning set forth in Section 3.5(a).

“Default Operating Budget” means has the same meaning as set forth in the Operating Agreement.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year for federal income tax purposes, except that if the Carrying Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, then unless the Company utilizes the remedial method under Section 1.704-3(d), Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Board.

“Designated Individual” has the meaning set forth in Section 6.7(a).

“Designated Par Pacific Person” means (i) each individual listed on Exhibit C and (ii) any successor, interim, or replacement who, at any time during the term of this Agreement, occupies the same (or a substantially equivalent) title, functional role, or level of authority at Par Pacific or PHR, as applicable, and no further action or amendment is required for such successor, interim, or replacement individual to be deemed a Designated Par Pacific Person for all purposes of this Agreement or any other Transaction Document.

“Destruction Event” means any event resulting in damage to, or destruction of, a substantial portion of the Renewable Fuels Facility resulting in the cessation of operations.

“Destruction Period” has the meaning set forth in Section 10.4(b).

“DHC Project” has the meaning set forth in Section 12.13(b).

“DHC Project Developer” has the meaning set forth in Section 12.13(b).

“DHC Project Review Period” has the meaning set forth in Section 12.13(b).

“DHC Proposal” has the meaning set forth in Section 12.13(b).

“Directors” has the meaning set forth in Section 5.1(a).

“Dispute” or “Disputes” shall have the meaning set forth in Section 12.14(a).

“Dissolution Event” has the meaning set forth in Section 7.1.

“Distribution” has the meaning set forth in Section 4.2(e).

“Distribution Policy” means, the Distribution Policy of the Company set forth on Exhibit B hereto.

“Drag-Along Members” has the meaning set forth in Section 9.6(a).

“Drag-Along Notice” has the meaning set forth in Section 9.6(b).

“Drag-Along Right” has the meaning set forth in Section 9.6(a).

“Drag-Along Transfer” has the meaning set forth in Section 9.6(b).

“Dragging Member” has the meaning set forth in Section 9.6(a).

“Due Date” has the meaning set forth in Section 3.5(a).

“Economic Interest” means, with respect to its Units, a Person’s interest in the right to share in the Profits and Losses of, and to receive distributions from, the Company, and includes the priority of, and rate of return on, the Units held by such Person to which the Economic Interest is attributable, but does not include any other rights of a Member including, without limitation, the right to vote or to participate in the management of the Company, or, except as specifically provided in this Agreement or as required under the Act, any right to information concerning the business and affairs of the Company.

“Effective Date” has the meaning set forth in the Preamble.

“Eligible Person” has the meaning set forth in Section 8.2(c).

“Emergency” has the meaning set forth in the Construction Management Agreement or the Operating Agreement, as applicable.

“Emergency Expenditure” means any cost or expense made by Operator in connection with an Emergency.

“Equity Contribution Agreement” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Capital Project Costs” means, with respect to any Capital Project, the Proposing Member’s good faith estimate of the costs and expenses of the design, procurement, construction, development, operation and maintenance, including the management of the foregoing, of such proposed Capital Project.

“Estimated Capital Project Revenues” means, with respect to any Capital Project, the Proposing Member’s good faith estimate of the projected incremental revenues to be derived from the Capital Project.

“Executive Order 13224” has the meaning set forth in the definition of Prohibited Transferee.

“Expense” has the meaning set forth in Section 8.2(d).

“Facilities Agreement” means that certain ground license agreement, dated as of the Effective Date, between the Company, as licensee, and PHR (or its Affiliate) as licensor for the Premises (as defined therein), as amended from time to time.

“Fair Market Value” means, with respect to any asset, the price at which the asset would change hands between a willing buyer and a willing seller that are not Affiliated, neither being under any compulsion to buy or to sell, and both having knowledge of the relevant facts and taking into account the full useful life of the asset.

“Financial Statements” has the meaning set forth in Section 6.5(b).

“Fiscal Year” has the meaning set forth in Section 6.4.

“Fixed Operating Fee” has the meaning set forth in the Operating Agreement.

“FM Period” has the meaning set forth in Section 10.4(a).

“Force Majeure” has the meaning set forth in the Construction Management Agreement, Operating Agreement or Services Agreement, as applicable.

“Formation Date” has the meaning set forth in the Recitals.

“Fraud” has the meaning set forth in the Construction Management Agreement, Operating Agreement or Services Agreement, as applicable.

“Funds Flow Expense Rows” means the fees, premiums, reimbursements and other expenses contemplated in the rows under the heading “Interim Period Operating Expenses” of the Funds Flow (as such term is defined in the Operating Agreement), which is Exhibit F to the Operating Agreement.

“GAAP” means United States generally accepted accounting principles as in effect from time to time consistently applied.

“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, by or entity and any court or other tribunal).

“Gross Negligence” has the meaning set forth in the Construction Management Agreement, Operating Agreement or Services Agreement, as applicable.

“HEFA Pathway” means the hydro-processed ester and fatty-acid conversion route (or any substantive successor or derivative process) that converts triglycerides, free-fatty acids, recycled cooking oils, tallow, or other lipid-based feedstocks into renewable diesel, sustainable aviation fuel, or other hydrocarbon fuels through catalytic hydrotreating and associated isomerization, hydrocracking, or similar refining steps.

“HR Change of Control Transaction” has the meaning set forth in Section 9.2(b)(ii).

“Indemnifiable Amounts” has the meaning set forth in Section 8.5(c).

“Indemnifying Member” has the meaning set forth in Section 8.5(a).

“Indirect Transfer Sale” has the meaning set forth in Section 9.5(g).

“Initial Capital Contributions” means the Capital Contributions made by either Par Pacific, or Alohi pursuant to the terms of the Equity Contribution Agreement.

“Initial Operating Budget” has the meaning set forth in the Operating Agreement.

“Initial Working Capital” has the meaning set forth in the Equity Contribution Agreement.

“Interim Period” has the meaning set forth in the Equity Contribution Agreement.

“Intermediation Financing” has the meaning set forth in the Equity Contribution Agreement.

“IRS” means the U.S. Internal Revenue Service and any successor thereto.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law (including common law), regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority having the force of law and shall include, for the avoidance of any doubt, the Act.

“Liability” has the meaning set forth in Section 8.2(d).

“Liquidator” has the meaning set forth in Section 7.3(a).

“Lockup Period” has the meaning set forth in Section 9.3(a).

“Loss” or “Losses” means all actual liabilities, losses, damages, taxes, fines, penalties, judgments, settlements, awards, taxes, costs and expenses (including reasonable fees and expenses of counsel, court or arbitration fees, and other costs and expenses of investigation or defense, and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers), and shall include any loss or recapture of tax benefits.

“LTP Interest” has the meaning set forth in Section 4.1(d)(ii).

“Material” means, when applied to any fact, circumstance, event, change, effect, or occurrence, individually or in the aggregate with all other facts, circumstances, events, changes, effects, or occurrences, such application would reasonably be expected to have a material effect on the business as a whole, operations as a whole, assets as a whole, liabilities as a whole, financial condition as a whole, or results of operations as a whole of the Company. For the purposes of this Agreement, the determination of whether any fact, circumstance, event, change, effect, or occurrence is “Material” shall be judged objectively from the standpoint of a reasonable third-party observer having knowledge of the relevant facts and circumstances.

“Materiality Threshold” has the meaning set forth in Section 10.2(a).

“Member” means a Person holding Units.

“Member Indemnified Parties” has the meaning set forth in Section 8.5(a).

“Membership Interests” means the entire ownership interest of a Member in the Company, including the Member’s Economic Interest, any and all rights to vote and otherwise participate in the affairs of the company, as applicable, and the rights to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Minimum Gain” means the partnership minimum gain determined pursuant to Treasury Regulation Section 1.704-2(d).

“Non-Contributing Member” has the meaning set forth in Section 3.2.

“Non-Contribution Amount” has the meaning set forth in Section 3.5(b).

“Non-Contribution Loan” has the meaning set forth in Section 3.5(b).

“Non-Contribution Loan Rate” means annual interest rate equal to the “Secured Overnight Financing Rate,” as published by the Federal Reserve Bank of New York, plus 375 basis points (i.e., 3.75%), compounded monthly on the first day of each calendar month.

“Non-Proposing Member” has the meaning set forth in Section 11.1(a).

“Offered Units” has the meaning set forth in Section 9.4(a).

“Officers” has the meaning set forth in Section 5.1(l)(i).

“Operate” has the meaning set forth in the Operating Agreement.

“Operating Agreement” means that certain Operating Agreement, dated as of the Effective Date, between the Company and the Operator, as amended from time to time.

“Operating Budget” has the meaning set forth in the Operating Agreement.

“Operator” means Par Hawaii Refining, LLC.

“Operating Expenses” has the meaning set forth in the Operating Agreement.

“Outside Commercial Operation Date” has the meaning set forth in the Construction Management Agreement.

“Ownership Capability” means that a transferee has the financial resources and technical expertise to meet its obligations, in all material respects, under the Transaction Documents.

“Par Pacific” has the meaning set forth in the preamble.

“Par Pacific Change of Control” means, with respect to Par Pacific Parent (or a successor thereof), any transaction or series of related transactions (whether as a result of a tender offer, merger, consolidation, reorganization, acquisition, sale, or transfer of equity securities, proxy, power of attorney, or otherwise) that results in, or that is in connection with (a) any Person (other than an Affiliate of Par Pacific Parent (or a successor thereof)) or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of Persons acquiring beneficial ownership, directly or indirectly, of a majority of the then issued and outstanding voting securities or combined voting rights of Par Pacific Parent (or a successor thereof), or any Person, directly or indirectly, controlling Par Pacific Parent (or a successor thereof); or (b) the sale, lease, exchange, conveyance, transfer, or other disposition (whether for cash, shares of stock (or other equity interests), or other consideration) of a majority of the property and assets of Par Pacific Parent (or a successor thereof), or any Person directly or indirectly controlling Par Pacific Parent (or a successor thereof)and its subsidiaries (if any), on a consolidated basis, to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) of such Person (including in connection with any liquidation, dissolution, or winding up of the affairs of Par Pacific Parent (or a successor thereof), or any other distribution made in connection therewith).

“Par Pacific Capital Commitment” has the meaning set forth in the Equity Contribution Agreement.

“Par Pacific Parent” has the meaning set forth in the recitals.

“Partnership Representative” has the meaning set forth in Section 6.7(a).

“Partnership Tax Audit Rules” means Code Sections 6221 through 6241, together with any guidance issued thereunder or successor provisions and any similar provision of state, local or non-U.S. Tax Laws.

“Party” has the meaning set forth in the Preamble.

“Percentage Interest” means, at any time of determination and with respect to any Member, a fraction, expressed as a percentage, (a) the numerator of which is the number of Units held by such Member as of such time and (b) the denominator of which is the aggregate number of Units held by all Members as of such time, as such Percentage Interest may be adjusted from time to time in accordance with this Agreement.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“PHR” means Par Hawaii Refining, LLC.

“PHR Change of Control Transaction” has the meaning set forth in Section 9.2(b)(i).

“Pre-COD Additional Capital” has the meaning set forth in Section 3.3(b).

“Pre-COD Additional Capital Call” has the meaning set forth in Section 3.3(b).

“Preemptive Offer” has the meaning set forth in Section 3.7(a).

“Preemptive Offer Period” has the meaning set forth in Section 3.7(a).

“Preemptive Securities” has the meaning set forth in Section 3.7(a).

“Preemptive Share” has the meaning set forth in Section 3.7(b).

“Price Floor” has the meaning set forth in Section 9.6(f).

“Prior LLC Agreement” has the meaning set forth in the Recitals.

“Priority Period” has the meaning set forth in Section 3.7(c).

“Process Units” means processing units that are necessary to PHR’s performance, in all material respects, under the Operating Agreement and the Services Agreement.

“Process Unit Transfer” has the meaning set forth in Section 9.2(b)(i).

“Profits” and “Losses” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code, which for this purpose shall include all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code, and, in lieu of depreciation, amortization or other cost recovery deductions taken into account in computing taxable income or loss, shall take into account Depreciation.

“Prohibited Transferee” means (a) any Person (meaning any individual, sole proprietorship, corporation, trust, company, voluntary association, partnership, joint venture, limited liability company, unincorporated organization, institution, Governmental Authority or any other legal entity) designated on any list of denied or restricted parties issued by a Governmental Authority of (i) the United States, (ii) Canada, or (iii) a member state of the European Union or the World Bank or United Nations; (b) any Person owned or controlled by the government of a jurisdiction that is the subject or target of a comprehensive embargo, including Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk Regions of Ukraine (“Sanctioned Jurisdiction”); (c) any Person located, organized or ordinarily resident in a Sanctioned Jurisdiction; (d) any Person 50% or more, directly or indirectly, owned by one or more Persons referenced in clause (a), (b) or (c); (d) any Person who within the last five (5) years has been held criminally liable by, or entered into a formal settlement agreement with a Governmental Authority of the United States, Canada or any member state of the European Union or of the European Union for violations of anti-bribery, money laundering, financing of terrorism or drug trafficking laws, or for upheld criminal violations of economic or trade sanctions laws, or (e) except with respect to any Public Company or private equity investment fund (solely with respect to the limited partners (or similarly situated equity holders) thereof), any Person for which the true beneficial owner of the Person is not known or identifiable and is not reasonably apparent. For the avoidance of doubt, all of the following persons shall be deemed Prohibited Transferees: any Person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (“Executive Order 13224”), (ii) who engages in any dealings or transactions prohibited by Section 2 of Executive Order 13224, or is otherwise associated with any such person in any manner violative of Section 2 of Executive Order 13224, or (iii) who is on the list of Specially Designated Nationals and Blocked Persons or is otherwise the target of limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order. For purposes of this definition, “Public Company” means an entity having securities which are (A) listed on any tier of the New York Stock Exchange or the NASDAQ Stock Market or any other similar national or international securities exchange, or (B) quoted on any tier of the OTC Markets Group (including, without limitation, the OTCQX, OTCQB and OTC Pink marketplaces) or any other similar national or international quotation service.

“Project IRR” means, with respect to any Capital Project, the Proposing Member’s good faith estimate of the projected unlevered, pre-tax internal rate of return to the Company (calculated using the “XIRR” function of Microsoft Excel® (using the midyear convention) or, if Microsoft Excel® is no longer supported by Microsoft Corporation, by a similar function to which the Members reasonably agree) based on the Estimated Capital Project Revenues and Estimated Capital Project Costs for such Capital Project.

“Project Opportunity” has the meaning set forth in Section 12.13(a).

“Proposed Capital Project” has the meaning set forth in Section 11.1(a).

“Proposed Capital Project Budget” has the meaning set forth in Section 11.1(b).

“Proposing Member” has the meaning set forth in Section 11.1(a).

“Provider” has the meaning set forth in the Services Agreement.

“Public Company” has the meaning set forth in the definition of Prohibited Transferee.

“Put Option” has the meaning set forth in Section 10.1(a).

“Put Option Notice” has the meaning set forth in Section 10.1(b).

“Related Party Agreement” means any Contract between the Company, on the one hand, and Par Pacific or any of its Affiliates, on the other hand.

“Register of Members” means the register of Members of the Company (attached as Schedule A hereto, as amended from time to time to reflect changes in equity ownership of the Company), which register is conclusive as to the equity ownership in the Company.

“Registered Office” has the meaning set forth in the Certificate of Formation.

“Regulations” or “Treasury Regulations” means the U.S. Treasury Regulations, as amended from time to time.

“Regulatory Allocations” has the meaning set forth in Section 4.1(b)(v).

“Reimbursed Party” has the meaning set forth in Section 8.5(c).

“Remaining Securities” has the meaning set forth in Section 3.7(c).

“Remaining Securities Notice” has the meaning set forth in Section 3.7(c).

“Renewable Fuels” has the meaning set forth in the Operating Agreement.

“Renewable Fuels Facility” means the Renewable Fuels manufacturing facility (including associated pipelines and auxiliary facilities) owned by the Company and located at or near the Kapolei Refinery, including the initial facilities constructed or to be constructed pursuant to the Construction Management Agreement and any subsequent Approved Capital Project.

“Reorganization” has the meaning set forth in the Equity Contribution Agreement.

“Required Distribution” has the meaning set forth in Section 4.2(b).

“ROFO” means the right of first offer set forth in Section 9.4.

“ROFO Acceptance Notice” has the meaning set forth in Section 9.4(b).

“ROFO Negotiation Period” has the meaning set forth in Section 9.4(c).

“ROFO Notice” has the meaning set forth in Section 9.4(a).

“ROFO Notice Date” has the meaning set forth in Section 9.4(a).

“ROFO Response Period” has the meaning set forth in Section 9.4(b).

“Securities Act” has the meaning set forth in Section 12.3(c).

“Selling Member” has the meaning set forth in Section 9.4.

“Services Agreement” means that certain Services Agreement, dated as of the Effective Date, between the Company and the Provider, as amended from time to time.

“Significant Breach” has the meaning set forth in Section 10.2(a).

“Special Distribution” has the meaning set forth in Section 4.2(a).

“Specialist” has the meaning set forth in the Construction Management Agreement.

“Subsidiary” means, with respect to the Company, any Person of which more than fifty percent (50%) of the total voting equity interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or other similar Persons) or the ability to elect a majority of the directors, managers or trustees thereof (or other similar Persons) is at the time owned or Controlled, directly or indirectly, by the Company.

“Successor” has the meaning set forth in Section 4.2(d).

“Tag-Along Member” has the meaning set forth in Section 9.5(c).

“Tag-Along Notice” has the meaning set forth in Section 9.5(b).

“Tag-Along Offered Units” has the meaning set forth in Section 9.5(c).

“Tag-Along Period” has the meaning set forth in Section 9.5(b).

“Tag-Along Right” has the meaning set forth in Section 9.5(b).

“Tag-Along Transfer” has the meaning set forth in Section 9.5(a)(iii).

“Tag-Along Transferee” has the meaning set forth in Section 9.5(b).

“Tag-Along Units” has the meaning set forth in Section 9.5(c).

“Tax Distribution” has the meaning set forth in Section 4.3.

“Tax Proceeding” has the meaning set forth in Section 6.7(b).

“Tax Return” means any return, report or similar statement required to be filed with respect to any taxes (including any attached schedules), including any IRS Schedule K-1 issued to Members by the Company, information return, claim for refund, amended return or declaration of estimated tax.

“Terminalling Agreement” means that certain Terminalling Agreement, dated as of the Effective Date, by and between the Company and Provider, as amended from time to time.

“Termination Put Price” means, on a referenced date, the value of a Unit implied by a value of the Company equal to the lowest of (i) the Carrying Value of all property of the Company on such date, (ii) one hundred million dollars ($100,000,000), and (iii) Fair Market Value of the Company of such date, as determined by the Board, acting in good faith, provided that if Alohi is unable to agree with the Board’s determination, then any Director may require that an outside appraisal process be instituted. In such case, each Member (if there are more than two Members, then the two Members with the largest Percentage Interests) shall select an outside independent appraiser. These two appraisers shall select a third appraiser, and this third appraiser shall determine such Fair Market Value.

“Transaction Breaches” has the meaning set forth in Section 10.2(b).

“Transaction Document Put Right” has the meaning set forth in Section 10.2(a).

“Transaction Documents” shall have the meaning set forth in the Recitals.

“Transfer” means to, directly or indirectly, sell, transfer, assign, convey, contribute, exchange, give, gift, pledge, hypothecate, mortgage, hedge, pledge or grant a security interest or lien, or otherwise dispose of or encumber. The terms “Transferring,” “Transferred,” “Transfers” and the noun “Transfer” shall have correlative meanings.

“Unanimous Board Approval” has the meaning set forth in Section 5.3(a).

“Unapproved Matter” has the meaning set forth in Section 5.6(a).

“Units” has the meaning set forth in Section 3.1(a).

“Unresolved Deadlock” has the meaning set forth in Section 5.6(b).

“Willful Misconduct” has the meaning set forth in the Construction Management Agreement, Operating Agreement or Services Agreement, as applicable.

“Working Capital Funding Call” has the meaning set forth in Section 3.3(c).

“Working Capital Funding Needs” has the meaning set forth in Section 3.3(c).

“Working Capital Loan Rate” means an annual interest rate equal to the “Secured Overnight Financing Rate,” as published by the Federal Reserve Bank of New York, plus 375 basis points (i.e., 3.75%), compounded monthly on the first day of each calendar month.

EXHIBIT B

DISTRIBUTION POLICY

The Company shall pay distributions on a quarterly basis on or close to periods that align with the end of each Calendar Year quarter. However, all distributions are subject to having CAFD and the terms of this Agreement.

SCHEDULE A

REGISTER OF MEMBERS AS OF THE EFFECTIVE DATE

Name & Address	Units	Percentage Ownership of Units	Initial Capital Account Balance
Hawaii Renewables Holdings LLC 825 Town & Country Lane, Suite 1500 Houston, TX 77024 Attn: Jon Goldsmith, Jeff Hollis E-mail: jgoldsmith@parpacific.com, jhollis@parpacific.com	635 Units	63.5%	$174,000,000
Alohi Renewable Energy LLC 1221 McKinney Street, Suite 3500 Houston, TX 77010 Attention: Keigo Ishida Email: keigo.ishida@mitsubishicorp.com	365 Units	36.5%	$100,000,000

ANNEX I

FORM OF JOINDER AGREEMENT

This Assignment, Assumption and Joinder Agreement dated effective as of [___] (this “Joinder Agreement”) is made and entered into by and between [___], a [___] (“Assignor”), and [___], a [___] (“Assignee”). Capitalized terms used but not otherwise defined in this Joinder Agreement shall have the meanings given those terms in that certain Second Amended and Restated Limited Liability Company Agreement of Hawaii Renewables, LLC, a Delaware limited liability company (the “Company”), dated as of [____], 2025 (the “Company LLC Agreement”).

RECITALS:

A.         Assignor desires to assign to Assignee, and Assignee desires to accept, all of its right, title and interest in and to [___] Units, constituting ([___]%) of Membership Interest in the Company (the “Transferred Interest”), out of Assignor’s [___]% Membership Interest in the Company; and

B.         This Joinder Agreement is intended by Assignor and Assignee to evidence the transfer and assignment of the Transferred Interest from Assignor to Assignee, and the assumption by Assignee of certain obligations in connection therewith.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.    Assignment and Assumption. Effective as of the date hereof, Assignor hereby assigns to Assignee all of Assignor’s rights, title and interest in and to the Transferred Interest, and Assignee hereby (a) assumes all of the obligations and liabilities of Assignor under and pursuant to the Company LLC Agreement to the extent such obligations are applicable to the Transferred Interest, (b) accepts the assignment of the Transferred Interest and (c) joins and becomes a party to, and is therefore bound by and subject to, the Company LLC Agreement as a Member thereunder.

2.    Notices. The address for notices to Assignee under the Company LLC Agreement is as follows: [___].

3.    Continuing Obligations. Notwithstanding anything contained herein to the contrary, nothing contained in this Joinder Agreement shall relieve or be deemed to relieve Assignor of its obligations relating to the Transferred Interest prior to the date hereof.

4.    Representations; Disclaimer of Warranties. Assignee hereby represents to the Company and the other Members that:

(a)    the execution and delivery of this Joinder Agreement and Assignee’s joinder to the Company LLC Agreement, and the performance of its obligations hereunder and thereunder will not (i) contravene or conflict with the charter, by-laws, limited liability company agreement or partnership agreement of Assignee, (ii) contravene, conflict with or constitute a default under any indenture, mortgage, instrument or other agreement of Assignee, or (iii) contravene, conflict with or constitute a default in respect of any order of any Governmental Authority applicable to Assignee;

(b)    the execution and delivery by the Assignee of this Joinder Agreement and its joinder to the Company LLC Agreement have been duly authorized and in each case will be its valid and binding agreement, enforceable against it in accordance with the terms hereof and thereof, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and except as enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(c)    it is a corporation, limited liability company, or partnership, as the case may be, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its creation, and will do or cause to be done for as long as it is a Member, all things necessary to continue such status;

(d)    neither it (or, if Assignee is an entity disregarded from its owner for U.S. federal tax purposes, its owner for such purposes), nor any Affiliate of Assignee (or, if Assignee is an entity disregarded from its owner for U.S. federal tax purposes, its owner for such purposes) or such Person that is a “related person” with respect to Assignee (or, if Assignee is an entity disregarded from its owner for U.S. federal tax purposes, its owner for such purposes) for purposes of Regulations Section 1.752-4(b), has any “obligation to make a payment” within the meaning of Regulations Section 1.752-2(b)(3); and

(e)    it (or, if Assignee is an entity disregarded from its owner for U.S. federal tax purposes, its owner for such purposes) is not related, within the meaning of Sections 267(b) and 707(b)(1) of the Code, to any customer.

ASSIGNEE ACKNOWLEDGES THAT ASSIGNOR HAS NOT MADE, AND ASSIGNOR HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATED TO THE TRANSFERRED INTEREST OR THE ASSETS OF THE COMPANY.

5.    Governing Law. This Agreement and all actions arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by the laws of the State of Delaware. In furtherance of the foregoing, the Laws of the State of Delaware will control the interpretation and construction of this Agreement, even if under such jurisdiction’s choice of Laws or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

6.    Counterparts. This Joinder Agreement may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Joinder Agreement or any document or instrument delivered in connection herewith by facsimile or email with a portable document format (.pdf) attached or by similar electronic means shall be effective as delivery of a manually executed counterpart.

7.    Third Party Beneficiaries. The Company and each of the other Members of the Company are intended third party beneficiaries of this Joinder Agreement.

[signature page follows]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Joinder Agreement as of the day and year first above written.

ASSIGNOR:

[_____]

By:
Name:
Title:

ASSIGNEE:

[____]

By:
Name:
Title: